ONFOLIO HOLDINGS INC.

2,753,750 Units

Each Consisting of One Share of Common Stock and Two Warrants to Purchase One Share of Common Stock Each

______________________

This is an initial public offering of 2,753,750 units of securities (the “units”) of Onfolio Holdings Inc., a Delaware corporation (the “Company”). Each unit consists of (i) one share of our common stock (“common stock”) and (ii) two warrants (the “warrants”), with each warrant exercisable to purchase one share of our common stock at an exercise price equal to 100% of the public offering price. The shares of our common stock and the warrants are immediately separable and will be issued separately but will be purchased together in this offering. The initial public offering price per unit will be $5.00 per unit.

We will not issue fractional shares in connection with the exercise of warrants. Each warrant will become exercisable upon completion of this offering and will expire five (5) years from the date of issuance.

Prior to this offering, there has been no public market for our common stock or warrants. We have received approval from the NASDAQ Capital Market (the “NASDAQ”), to have our common stock and warrants listed under the symbols “ONFO” and “ONFOW”, respectively. The common stock and warrants comprising the units will begin trading separately immediately upon issuance of the units.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 12  of this prospectus before making a decision to purchase our securities.

i

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total
Public offering price	$5.00	$13,768,750
Underwriting discounts and commissions(1)	$0.40	$1,101,500
Proceeds to Onfolio Holdings Inc. before expenses(2)	$4.60	$12,667,250

____________

(1)

This table depicts broker-dealer commissions of 8.0% of the gross offering proceeds. For a description of the other compensation to be received by the underwriters, please see ”Underwriting“ beginning on page 86.

(2)	We estimate the total expenses of this offering will be approximately $553,651. Assumes no exercise of the over-allotment option we have granted to the Underwriter as described below.

We have granted a 45-day option to the representative(s) of the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 413,063 common shares at a price of $4.98 per share and/or up to 826,126 additional warrants at a price of $0.01 per warrant in any combination thereof, less the underwriting discounts, solely to cover over- allotments, if any.

For a description of the other compensation to be received by the underwriters, please see “Underwriting“ beginning on page 86.

The underwriters expect to deliver the units to purchasers in the offering on or about August 30, 2022.

The date of this prospectus is August 29, 2022.

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

ii

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “our Company,” “Onfolio”, “we,” “us,” and “our” refer to Onfolio Holdings Inc., a Delaware corporation, and its subsidiaries.

This prospectus describes the specific details regarding this offering, the terms and conditions of the units being offered hereby and the risks of investing in our Company’s units. You should read this prospectus and the additional information about our Company described in the section entitled “Where You Can Find More Information“ before making your investment decision.

Neither our Company, nor any of its officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in our Company’s units. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Company’s securities.

ADDITIONAL INFORMATION

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different or additional information. The units are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and are our Company’s property. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of its owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that our Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our Company’s industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. The third-party sources from which our Company has obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but our Company cannot assure you that this information is accurate or complete. The Company has not independently verified any of the data from third-party sources nor has it verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which our Company believes to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources. The Company’s internal surveys are based on data it has collected over time, which it believes to be reliable. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of our Company’s future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “ Risk Factors“ in this prospectus and those described elsewhere in this prospectus, and the other documents our Company files with the Securities and Exchange Commission, or SEC, from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what our Company expects. See the information included under the heading “Forward- Looking Statements.”

iii

Until September 23, 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell our common stock and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Underwriting“ for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors“ in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

iv

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations “ and our Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, (i) the terms “our Company,” “Onfolio” “we,” “us,” and “our” refer to Onfolio Holdings Inc., and (ii) all share amounts and per share amounts have been presented to reflect the 1-for-4.7619 reverse stock split of our outstanding shares of common stock that occurred on August 11, 2022.

OVERVIEW

Company Overview

We acquire controlling interests in and actively manage websites that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of websites with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Our ideal acquisition candidate has the following characteristics:

•	Proven track record with paid media;
•	A product, physical or digital with satisfied customers and brand equity;
•	Upwards growth trajectory;
•	Growing industry or sector;
•	Attractive purchase price;
•	Under-utilized marketing assets or channels;
•	Passionate, high-value audience or customer base;
•	Attractive profit margin and cashflow;
•	Diversified traffic and revenue sources; and
•	Content or community-based.

We currently operate in the following verticals: Pets, Arts and Crafts, B2B SEO Services, Molecular Hydrogen Supplements, Computers, Graphic Design, and People Search. We anticipate a combination of continuous expansion of these verticals and increasing our share within them. Our business model is not based around success in a particular “niche”, but rather focusing on certain verticals and mediums where content has a key part to play (for example, the MightyDeals community, or the Pet vertical publishing arm).

All of our wholly owned websites are held either directly by our Company or by our wholly owned subsidiaries: Onfolio LLC, Vital Reaction LLC, Mighty Deals LLC, Onfolio Gaming LLC, Inner Studios LLC and Onfolio Crafts LLC. All of the websites that we partially own and manage are held by various limited liability companies in joint venture structures, whereby our Company owns a certain percentage interest in each of the respective limited liability companies. These include: Onfolio JV I, LLC, Onfolio JV II LLC, Onfolio JV III LLC, Onfolio JV IV LLC, and Onfolio Groupbuild 1 LLC. We also actively manage websites in which we have no ownership interest.

Market Opportunity

We acquire controlling interests in and actively manage small websites with a focus on useful content. We characterize small websites as those that generate annual cash flows of up to $5 million per year. We believe that the acquisition market for these websites is highly fragmented and often provides opportunities to purchase at more attractive prices and achieve better outcomes for our shareholders.

Our Strategy

In seeking to maximize stockholder value, we focus on acquiring websites with a content focus. We then improve what is not optimized and accelerate what is already working.

1

Acquisition Strategy

Our strategy to grow our business involves the acquisition of websites that we expect to both complement existing verticals, existing websites, and allow us to add new verticals. We are strong in “content” and believe the internet of the future will be built around communities, even more so than it is today. We believe that attractive opportunities to make such acquisitions will continue to present themselves as a result of the abundance of selling founders with a limited skillset or narrow focus. This provides us with an opportunity for optimization and growth in the average small website that is for sale. We benefit from our management team’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management team’s experience and expertise in researching and valuing prospective target websites, as well as negotiating the ultimate acquisition of such target website.

Management Strategy

Our management strategy involves a combination of sharing resources across websites and employing dedicated managers of individual websites. We give a lot of autonomy to our individual managers, supporting them where necessary, but otherwise allowing them the freedom to grow the websites in line with their goals and responsibilities.

Our Websites

As of the date of this prospectus, we own and/or manage the following 18 websites:

Mightydeals.com – Own

In January 2021, we acquired Mightydeals.com and its related domain names. Mightydeals.com is a vendor of design bundles and deals for freelance designers, agencies, hobbyists and solopreneurs. The website works with creators of design templates, fonts, software, and training (the vendors) and offers their works at steep discounts. It then shares the revenue with the vendors. Our Company holds a 100% ownership stake in Mighty Deals LLC, which owns Mightydeals.com.

Vital-Reaction.com – Own

In December 2020, we acquired Vital-Reaction.com. Vital-Reaction.com is a supplements website providing molecular hydrogen tablets, clinical and retail inhalers, dermal therapy devices, grounding mats, and other related products. The website operates out of Boulder, Colorado, and ships across the U.S. and internationally. Products are sourced from within the US, Japan, and China. Customers range from retail customers to U.S. clinicians and doctors who resell or refer customers. Our Company holds a 100% ownership stake in Vital Reaction LLC, which owns Vital-Reaction.com.

Allthingsdogs.com – Own

In December 2020, we acquired Allthingsdogs.com. Allthingsdogs.com is a publishing website in the pet dog vertical. It publishes informational articles related to every breed of dog. The information ranges from how to care for a certain breed, to the best types of dog food, to training tips. As well as advertising revenue, the website earns money from affiliate commissions and sales of its own ebooks and informational products. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. Our Company holds a 100% ownership stake in Allthingsdogs.com.

Prettyneatcreative.com – Own

In August 2021, we acquired Prettyneatcreative.com. Prettyneatcreative.com is an eCommerce website in the diamond painting niche. It operates via a drop shipping model, avoiding the need to keep inventory. Products are shipped via air and sea from China and over overseas manufacturing locations. The website’s customers are hobbyists who buy multiple times throughout their customer lifetime. One area of development in process is ordering in bulk from the manufacturers in order to be able to store inventory and ship directly to consumers in the U.S., speeding up delivery times and customer satisfaction. Our Company holds a 100% ownership stake in Onfolio Crafts LLC, which owns Prettyneatcreative.com.

2

Digitallyapproved.com – Own

In June 2020, we commenced the operations of Digitallyapproved.com. Digitallyapproved.com offers both a newsletter on social media marketing, and a Pinterest management agency. Clients of the service receive help with growing their exposure and traffic on and off the Pinterest platform. Subscribers of the newsletter receive information about the latest trends and case studies within the social media marketing vertical. Our Company holds a 100% ownership stake in Digitallyapproved.com.

Fishkeepingworld.com – Manage/Own

In January 2020, we began to manage Fishkeepingworld.com. Fishkeepingworld.com is a publishing website in the ornamental fish and aquarium space. It provides information for hobbyists on how to care for their fish, maintain their tank, and level up their hobby. Our Company holds a 8.17% ownership stake in Onfolio JV I, LLC, which owns Fishkeepingworld.com and we receive a management fee of $2,500 per month and 50% profit share of any profits above $12,500 per month for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Asubtlerevelry.com – Manage/Own

In January 2020, we began to manage Asubtlerevelry.com. Asubtlerevelry.com covers topics ranging from hosting a house party, to bachelorette party ideas, to recipes, to crafts. The site is a pure content and display advertising site. Long term, the site is forming a strong part of the growing craft/DIY vertical that several of our other managed sites are in. Our Company holds a 6.42% ownership stake in Onfolio JV II LLC, which owns Asubtlerevelry.com and we receive a management fee of $1,500 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Wowfreestuff.co.uk – Manage/Own

In May 2020, we began to manage Wowfreestuff.com. Wowfreestuff.com has a large audience of hundreds of thousands of people in the UK who want to be notified when companies do freebies and giveaways. Many of these companies pay a commission to the site for helping promote their freebies. Our Company holds a 9.7052% ownership stake in Onfolio JV III LLC, which owns Wowfreestuff.com and we receive a management fee of $3,000 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Woofwhiskers.com – Manage/Own

In June 2020, we began to manage Woofwhiskers.com. Woofwhiskers.com is a website reviewing dog food, providing high quality reviews, and receiving lucrative referral fees from dog food companies. The dog food space is competitive, and vendors build strong relationships with high quality publishers to help promote their brands. Woofwhiskers.com is one such website which enjoys strong relationships in the space. Over time, Woofwhiskers.com is building its own audience of dog lovers and will launch its own digital products, and eventually physical products. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. These websites earn revenue from display advertising and from affiliate commissions. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

3

Perfectdogbreeds.com – Manage/Own

In October 2020, we began to manage Perfectdogbreeds.com. Perfectdogbreeds.com is a guide to owning all the different breeds of dogs in existence. Similar to Allthingsdogs.com (which focuses on care guides), Perfectdogbreeds.com earns money from display advertising, and its high traffic volume makes this is a lucrative monetization option. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. The website earns revenue from display advertising. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

Craftwhack.com – Manage/Own

In May 2020, we began to manage Craftwhack.com. Craftwhack.com is a website with free content teaching people how to perform certain arts and crafts. It earns revenue from affiliate commissions and display advertising. Similar to the dog vertical, we manage or own numerous sites in the crafting/DIY/home vertical, and plan to continue growing and improving our presence in the space. Audiences are passionate in this industry, and our skills in content publishing, eCommerce, and digital products gives us ample opportunity to add value and grow revenues in the space. As we now have more presence and more of our owned products in the space, we plan to use Craftwhack.com to continue to grow revenues across the portfolio and generate profits in its own right. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

Backgroundhawk.com – Manage/Own

In October 2020, we began to manage Backgroundhawk.com. Backgroundhawk.com is a review website and sits squarely in the growing and lucrative background check and legal check industry. Our Company receives 20% of free cash flows for managing this website. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

Outreachmama.com – Manage

In November 2020, we began to manage Outreachmama.com. Outreachmama.com is an SEO/content marketing services website working with individuals and agencies to grow their presence in Google.com. The owners of this website are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it, plus a management fee of $4,000 per month. Outreachmama.com is one of our two websites in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio sometimes makes use of these services too.

Getmerankings.com – Manage

In October 2021, we began to manage Getmerankings.com. Getmerankings.com is another SEO/content marketing website. The owners of this website are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it plus a management fee of $4,000 per month for managing this website. Getmerankings.com is one of our two websites in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio will likely make use of these services too.

Everythingreptiles.com – Manage

In August 2021, we began to manage Everythingreptiles.com. Everythingreptiles.com is a content website in the pet reptiles space. It earns revenues from display advertising. Our Company receives 20% of net profits of this website plus a management fee of $833 per month for managing this website.

4

Familyfoodgarden.com – Manage

In July 2019, we began to manage Familyfoodgarden.com. Familyfoodgarden.com offers content related to gardening, growing one’s own vegetables, and recipes. The website has a small but engaged audience, who at times will also purchase informational products from the site. The site earns most of its revenue from display advertising. Our Company receives a profit share of 50% of growth of profits, plus a management fee of $500 per month for managing this website.

Hobbyhelp.com – Manage

In December 2020, we began to manage HobbyHelp.com. HobbyHelp.com is a resource for a wide range of hobbies, anything from metal detecting to surfing. Content is monetized in a variety of ways, predominantly through display advertising and affiliate commissions, such as those generated by the Amazon Associates program. We believe that long term, there is a huge opportunity to build engaged audiences around various different hobbies, and a community (both tangible and intangible) is in the pipeline. Our Company receives a profit share of 50% of growth of profits, plus a management fee of $1,000 per month for managing this website.

Onthegas.org – Manage

In May 2020, we began to manage Onthegas.org. Onthegas.org offers content related to recipes, cooking tips, and reviews of cooking equipment. Content is monetized via a combination of display advertising and affiliate commissions. Our Company receives $1,000 per month plus 50% of profit growth for managing this website.

Summary of Risk Factors

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to buy our units. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors“ beginning on page 12 of this prospectus:

•	We are a company with limited history and may not be able to continue to successfully manage our websites on a combined basis;
•	Many of our websites have a limited operating history upon which investors can evaluate their future prospects;
•	We have incurred operating losses since our inception and we may continue to incur substantial operating losses for the foreseeable future.
•	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern;
•

We will need to raise additional capital to expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability;

•	Our consolidated financial statements will not include meaningful comparisons to prior years;
•

We require additional capital to support our present business plans and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate;

•	If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy;
•

We are anticipating a period of rapid growth in our employee headcount and operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure;

5

•	Political and economic factors may negatively affect our financial condition or results of operations;
•	The COVID-19 pandemic may negatively affect our operations;
•	If we are unable to attract new customers and retain customers on a cost-effective basis, our business and results of operations will be affected adversely;
•	Because of our limited resources and the significant competition for acquisition opportunities, it may be more difficult for us to acquire target websites that meet our acquisition criteria;
•

Subsequent to the acquisition of any target business, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities;

•	We may seek target websites in industries or sectors that may be outside of our management’s areas of expertise;
•	We may attempt to simultaneously acquire multiple target websites, which may give rise to increased costs and risks that could negatively impact our operations and profitability;
•	We intend to pursue and acquire target businesses located outside of the United States so we will be subject to a variety of additional risks that may adversely affect us;
•	We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers;
•

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option;

•	We could be harmed by improper disclosure or loss of sensitive or confidential data;
•	Unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services could have a material adverse effect on our business;
•

We may be subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could adversely affect our business;

•

Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions;

•	A sustained, active trading market for our common stock or warrants may not develop or be maintained which may limit investors’ ability to sell shares at all or at an acceptable price;
•	The price of our common stock and our warrants may fluctuate substantially;
•

The offering price of the units may not be indicative of the value of our assets or the price at which shares can be resold. The offering price of the units may not be an indication of our actual value;

•	Our Company’s series A preferred stock is senior in rank to shares of our common stock with respect to dividends, liquidation and dissolution;
•	Investors in this offering will experience immediate and substantial dilution in net tangible book value (deficit);
•	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively;
•

There is no established trading market for our securities; further, our common stock and warrants will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market;

•

We may issue additional equity securities, or engage in other transactions that could dilute our book value or relative rights of our common stock, which may adversely affect the market price of our common stock and warrants;

•	Market and economic conditions may negatively impact our business, financial condition and share price;
•

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors;

•

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future;

6

•	Future sales of a substantial number of our common stock by our existing stockholders could cause our stock price to decline;
•	Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval;
•	Anti-takeover provisions contained in our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”), as well as provisions of Delaware law, could impair a takeover attempt;
•	Liability of directors for breach of duty is limited under Delaware law;
•	Provisions in our certificate of incorporation and bylaws may have the effect of discouraging lawsuits against our directors and officers;
•	Our common stock and our warrants (constituting the units offered) may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock”;
•	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock;
•	We will likely be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors; and
•	Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

Recent Securities Offerings

September 2020 Private Placement – Common Stock

In September 2020, we commenced an offering of up to 210,000 shares of our common stock at the offering price of $4.76 per share. We issued a total of 173,145 shares to 40 accredited investors for total consideration of $824,500. No registration rights were provided to these stockholders in connection with this private placement. The offering closed on September 30, 2021.

November 2020/March 2021 Private Placement – Series A Preferred Stock

In November 2020, we commenced an offering of up to 1,000,000 shares of our series A preferred stock at the offering price of $25.00 per share. The offering closed in March 2021, and we then immediately commenced an identical offering pursuant to a different offering exemption. As of the date of this prospectus, we have issued a total of 69,460 shares of our series A preferred stock to 68 accredited investors for total consideration of $1,731,500. Pursuant to a registration rights agreements executed by our Company on behalf of the series A preferred stockholders, on or before 180 days following the sale of at least 600,000 shares of the series A preferred stock, our Company shall register the series A preferred stock and apply to list the series A preferred stock on a U.S. stock exchange or other over-the-counter trading medium. This series A preferred stock offering is an ongoing offering and has not yet closed. See the section entitled “Description of Securities - Series A Preferred Stock” in this prospectus for a description of the rights and preferences of our series A preferred stock.

September 2021 Private Placement – Common Stock

In September 2021, we commenced an offering of up to 336,000 shares of our common stock at the offering price of $5.95 per share. We issued a total of 336,000 shares to 59 accredited investors for total consideration of $2,000,000. No registration rights were provided to these stockholders in connection with this private placement. The offering closed on November 2, 2021.

August 2022 Reverse Stock Split

On August 11, 2022, we effectuated a 1-for-4.7619 reverse split of our common stock, so that each 4.7619 shares of common stock issued and outstanding immediately prior to August 11, 2022 was combined and converted into one (1) share of common stock. All share amounts and per share amounts have been presented to reflect the 1-for-4.7619 reverse stock split of our outstanding shares of common stock.

7

Implications of being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	being permitted to provide less extensive narrative disclosure than other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

•	being permitted to utilize exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved;

•	being permitted to defer complying with certain changes in accounting standards; and

•	being permitted to use test-the-waters communications with qualified institutional buyers and institutional accredited investors.

We intend to take advantage of these and other exemptions available to “emerging growth companies.” We could remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the closing of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or Exchange Act (which would occur if the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards.

8

Corporate History and Information

Onfolio Holdings Inc. was incorporated as a C-corporation under the laws of the State of Delaware on July 20, 2020, and our initial wholly owned operating subsidiary, Onfolio LLC, a Delaware limited liability corporation, was formed on May 14, 2019.

Our Company is structured as follows:

We consider our space at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 to be our principal executive office. The Company is a remote company, meaning that it does not have a physical office where employees work. Our executive officers and other employees have the option of either telecommuting or working from somewhere else. The Company employs workers in numerous time zones around the world. Our telephone number is (682) 990-6920. Our website address is located at https://www.onfolio.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

9

THE OFFERING

Securities offered by us:	2,753,750 units (or 3,166,813 units if the underwriter(s) exercise the over-allotment option to purchase additional units in full), with each unit consisting of:

• one share of common stock; and

• two warrants to purchase one share of common stock, each. The warrants may only be exercised at an exercise price of $5.00 per whole common stock.

The warrants are exercisable upon completion of this offering and will expire five (5) years from the date of issuance. The common stock and the warrants comprising the units are immediately separable and will be issued separately in this offering.

Offering price:	The initial public offering price is $5.00 per unit.

Shares of common stock outstanding before this offering:(1)	2,356,445 share

Shares of common stock outstanding after this offering:	5,110,195 (or 5,523,258 shares if the underwriters exercise their over-allotment option in full), at the initial public offering price of $5.00 per unit.

Over-allotment option:

The Company has granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to 413,063 additional shares of common stock at a price of $4.98 per share and/or up to 826,126 warrants at a price of $0.01 per warrant or any combination thereof, less the underwriting discounts, from us to cover over-allotments, if any.

Use of proceeds:

We estimate that the net proceeds from this offering will be approximately $12,113,599, or approximately $14,013,689 if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The Company intends to use the net proceeds from this offering for acquisitions of websites, technologies, or other assets (as of the date of this prospectus, we have no agreements to make any acquisitions), working capital and other corporate purposes. See section entitled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Description of warrant:

The exercise price of the warrants is $5.00 per share. Each warrant is exercisable for one share of our common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. Each warrant is exercisable upon completion of this offering and will expire five (5) years from the date of issuance. The terms of the warrants will be governed by a warrant agreement, dated as of the effective date of this offering, between us and VStock Transfer LLC, as the warrant agent. This prospectus also relates to the offering of the common stock issuable upon exercise of the warrants. See “Description of Securities — Warrants” in this prospectus for more information regarding the warrant

Representative’s Warrants:

We have agreed to issue to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, or its designees at the closing of this offering, warrants (the “Representative’s Warrants”) to purchase up to 82,613 shares of common stock (equal to 3% of the number of common shares sold in this offering). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four- and-a-half-year period commencing six months after the effective date of the registration statement of which this prospectus forms a part. The exercise price of the Representative’s Warrants will equal 110% of the initial public offering price per unit (subject to adjustments). The registration statement of which this prospectus forms a part also registers the Representative’s Warrants and the common stock underlying the Representative’s Warrants. See “Underwriting — Representative’s Warrants “ in this prospectus for more information regarding the Representative’s Warrants.

Dividend policy:

Our Company has never declared any cash dividends on its common stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See “Dividend Policy,” “Risk Factors – Risks Related to the Offering and our Common Stock“ and “Description of Securities - Series A Preferred Stock“ in this prospectus for more information regarding our dividend policy.

Trading symbol:	We have received approval to list our common stock and warrants on the Nasdaq Capital Market under the symbols “ONFO” and “ONFOW”, respectively.

Risk factors:

You should carefully consider the information set forth in this prospectus and the specific factors set forth in the “Risk Factors“ section beginning on page 12 of this prospectus before deciding whether or not to invest in the units.

Lock-up Agreements:

We have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 360-days after the date of this prospectus. We have also agreed that our directors and officers shall not offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 270-days after the date of this prospectus. See section entitled “Underwriting“ in this prospectus for more information regarding this lock-up.

 (1) As of August 29, 2022.

10

ABOUT THIS PROSPECTUS

Except as otherwise stated herein, all information in this prospectus reflects or assumes:

•	No exercise of the underwriters’ option to purchase up to an additional 413,063 shares of common stock to cover over-allotments, if any;
•	excludes shares of common stock underlying the warrants issued as part of the units;
•	excludes shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering; and
•	the 1-for-4.7619 reverse stock split of our outstanding shares of common stock.

SUMMARY FINANCIAL INFORMATION

The following summary financial and operating data set forth below should be read in conjunction with our Company’s financial statements, the notes thereto and the other information contained in this prospectus. The summary statement of operations data for the years ended December 31, 2021 and 2020 have been derived from our Company’s audited financial statements appearing elsewhere in this prospectus. The summary statement of operations data for the three and six months ended June 30, 2022 and 2021 have been derived from our Company’s unaudited financial statements appearing elsewhere in this prospectus. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. The financial statements have been prepared and presented in accordance with generally accepted accounting principles in the United States. You should read this data together with the information under the captions “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations .” Our historical results are not necessarily indicative of our future results or any other period. The summary financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Years Ended December 31,
Statement of operations data:	2022	2021	2022	2021	2021	2020
Revenue	$357,822	$469,721	$743,745	$984,200	$1,808,543	$751,290
Gross Profit	149,710	139,417	310,863	424,675	735,034	615,116
Operating Expenses:
Selling, general and administrative	1,031,663	529,994	1,829,153	975,783	2,479,152	1,729,709
Professional fees	328,858	24,675	449,451	35,375	208,193	31,346
Total Operating Expenses	1,360,521	554,669	2,278,604	1,011,158	2,687,345	1,761,055
Income (Loss) From Operations	(1,210,811)	(415,252)	(1,967,741)	(586,483)	(1,952,311)	(1,145,939)
Other income (expense)	(53,723)	10,951	(45,559)	26,330	50,849	28,201
Income tax provision	-	-	-	-	1,314	29,606
Net loss	(1,264,534)	(404,301	(2,013,300)	(560,153)	(1,900,148)	(1,147,344)
Preferred dividends	(45,728)	(18,150)	(88,848)	(31,787)	(106,825)	-
Net Income (Loss) per common shareholder	$(1,310,262)	(422,451)	$(2,102,148)	$(591,940)	$(2,006,973)	$(1,147,344)
Net loss per common stock, basic and diluted	$(0.56)	$(0.21)	$(0.89)	$(0.29)	$(0.96)	$(1.42)
Weighted average common stocks outstanding	2,355,045	2,017,647	2,354,560	2,016,644	2,080,733	807,290
Unaudited pro forma net loss per share:
Pro-forma net loss	$(1,310,262)	$(422,451)	$(2,102,148)	$(591,940)	$(2,006,973)	$(1,147,344)
Pro forma net loss per share, basic and diluted	$(0.26)	$(0.09)	$(0.341)	$(0.12)	$(0.42)	$(0.32)
Shares used to calculate pro forma net loss per common stock, basic and diluted	5,108,795	4,771,397	5,108,310	4,770,394	4,834,483	3,561,040

11

Balance sheet data:	As of June 30, 2022	Pro Forma
Cash	$424,720	$12,538,319
Total assets	$2,668,200	$14,781,799
Total liabilities	$620,198	$620,198
Accumulated deficit	$(5,253,136)	$(5,253,136)
Total Stockholders’ (Deficit) Equity	$2,048,002	$14,161,601

____________

(1)

The pro forma balance sheet data gives effect to our receipt of estimated net proceeds of $12.11 million from the sale of common stock that we are offering at the initial public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing our securities. There are numerous and varied risks that may prevent our Company from achieving its goals. If any of these risks actually occur, our Company’s business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock and warrants could decline and investors could lose all or part of their investment.

Risks Related to Our Business – General

We are a company with limited history and may not be able to continue to successfully manage our websites on a combined basis.

We were incorporated on July 20, 2020, and have conducted operations since May 2019. Our initial wholly owned operating subsidiary, Onfolio LLC, a Delaware limited liability corporation, was formed on May 14, 2019. Our failure to continue to develop and maintain effective systems and procedures, including accounting and financial reporting systems, or to manage our operations as a consolidated public company, may negatively impact our ability to optimize the performance of our Company, which could adversely affect our business, financial condition and operating results. In that case, our consolidated financial statements might not be indicative of our business, financial condition and operating results.

Many of our websites have a limited operating history upon which investors can evaluate their future prospects.

Both our Company and many of our websites have a limited operating history upon which an evaluation of our websites and plans or performance and prospects can be made. Our business and prospects must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with newly established businesses. The risks include, but are not limited to, the possibility that we will not be able to build a positive reputation with customers, distinguish ourselves from competitors, scale our business efficiently, maintain and expand our businesses relationships with suppliers and service vendors, respond to evolving industry standards and government regulation that impact our business and our websites, particularly in the areas of data collection and consumer privacy, prevent or mitigate failures or breaches of security, continue to expand our business internationally, and hire and retain qualified and motivated employees. We cannot assure you that we can successfully address these challenges and if unsuccessful, our, financial condition and operating results could be materially and adversely affected.

12

We have incurred operating losses since our inception and we may continue to incur substantial operating losses for the foreseeable future.

We were incorporated on July 20, 2020, and have conducted operations since May 2019. Since inception we incurred operating losses and experienced negative cash flow since our inception. We incurred a net loss of $2,013,300 for the six months ended June 30, 2022, $1,900,148 for the year ended December 31, 2021 and $1,147,344 for the year ended December 31, 2020. We anticipate that we will continue to incur operating losses through at least 2022.

We may not be able to generate sufficient revenue from owning and/or managing our websites to achieve profitability. We expect to continue to make significant operating and capital expenditures for acquisitions of websites, technologies, or other assets (as of the date of this prospectus, we have no agreements to make any acquisitions); and for marketing, working capital and general corporate purposes. As a result, we will need to generate significant revenue to achieve profitability. We cannot assure you that we will ever achieve profitability.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

As described in Note 3 of our accompanying audited financial statements, our auditors have issued a going concern opinion on our December 31, 2021 financial statements, expressing substantial doubt that we can continue as an ongoing business for the next twelve months after issuance of their report based on our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot raise the necessary capital to continue as a viable entity, we could experience a material adverse effect on our business and our stockholders may lose some or all of their investment in us.

We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative and acquisition activities are forward-looking statements and involve risks and uncertainties.

If we do not succeed in raising additional funds on acceptable terms, we could be forced to delay or curtail potential website acquisitions, forego sales and marketing efforts, and forego potential attractive business opportunities. Unless we secure additional financing, we will be unable to continue to execute on our business plan.

We will need to raise additional capital to expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability.

We have limited revenues and cannot definitely predict when we will achieve significant revenues and sustained profitability. We do not anticipate generating significant revenues until we successfully raise funds pursuant to this offering and acquire additional profitable websites, of which we can give no assurance. We are unable to determine when we will generate significant revenues from our operations. We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to sell certain of our websites, reduce operations or reduce our staff. Furthermore, we cannot assure you that profitability, if achieved, can be sustained on an ongoing basis.

13

We require additional capital to support our present business plans and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We will require additional funds to further develop our business plan. Based on our current operating plans, we plan to use approximately $10.90 million for acquisitions of websites, technologies, or other assets (as of the date of this prospectus, we have no agreements to make any acquisitions); and approximately $1.21 million for marketing, working capital and general corporate purposes. We may choose to raise additional capital beyond this in order to expedite and propel growth more rapidly. We can give no assurance that we will be successful in raising any additional funds. Additionally, if we are unable to generate sufficient revenues from our sales and operating activities, we may need to raise additional funds, doing so through debt and equity offerings, in order to meet our expected future liquidity and capital requirements, including capital required for operations. Any such financing that we undertake will likely be dilutive to current stockholders.

We intend to continue to make investments to support our business growth, including acquiring additional websites. In addition, we may also need additional funds to respond to other business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, satisfying debt and series A preferred stock payment obligations, and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek to raise additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all our business plans.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We will need to raise additional funds in the future to fund our working capital needs and to fund further expansion of our business. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success will depend upon the continued services of Dominic Wells, our Chief Executive Officer; Esbe van Heerden, our President; Yury Byalik, our Head of Strategy and Acquisitions; Adam Trainor, our Chief Operations Officer; Jack Hawkins, III, our Chief Financial Officer; and other members of our key management team and our consultants. We especially consider Mr. Wells to be critical to the management of our business and operations and the development of our strategic direction. Though no individual is indispensable, the loss of the services of these individuals could have a material adverse effect on our business, operations, revenues or prospects. We do not currently maintain key man life insurance on the lives of these individuals. Our future success will also depend on our ability to identify, hire, develop, motivate and retain highly skilled personnel. Competition in our industry for qualified employees is intense, and our compensation arrangements may not always be successful in attracting new employees and/or retaining and motivating our existing employees. Future acquisitions by us may also cause uncertainty among our current employees and employees of the acquired business, which could lead to the departure of key individuals. Such departures could have an adverse impact on the anticipated benefits of an acquisition.

We are anticipating a period of rapid growth in our employee headcount and operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage this expected growth effectively. To do so, we believe we will need to continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The expected addition of new employees and the capital investments that we anticipate will be necessary to manage our anticipated growth and will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our anticipated growth, we will be unable to execute our business plan.

14

Negative publicity could adversely affect our reputation, our business, and our operating results.

Negative publicity about our Company, including, but not limited to the quality and reliability of our websites products and services, our privacy and security practices, and litigation could adversely affect our reputation which, in turn, could adversely affect our business, results of operations and financial condition.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our products and services to our customers and could decrease demand for our products and services. The World Health Organization declared the COVID-19 outbreak a pandemic. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, the impact on our customers and employees, all of which are uncertain and cannot be predicted. At this point, the overall extent to which COVID-19 may impact our financial condition or results of operations is uncertain.

Additionally, we depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to third-party data centers or systems, we may be unable to provide our clients with our products and services until the damage is repaired and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

Political and economic factors may negatively affect our financial condition or results of operations.

Some of our websites are eCommerce businesses that obtain physical products that are imported from China and Japan. Supply chain interruptions, regulatory changes, or political climate could potentially adversely impact our relationships with these vendors. Additionally, rising inflation could cause our product, marketing, and labor costs to rise beyond an acceptable level to us or cause us to increase our prices to a level not accepted by consumers. Any of these factors could negatively impact our financial condition or results of operations.

The COVID-19 pandemic may negatively affect our operations.

The COVID-19 pandemic may negatively affect our operations. The COVID-19 pandemic has resulted in social distancing, travel bans and quarantine, which has limited access to our facilities, potential customers, management, support staff and professional advisors and can, in the future, impact our supply chain. These factors, in turn, may not only impact our operations, financial condition and demand for our products but our overall ability to react in a timely manner, to mitigate the impact of this event.

15

Risks Related to Our Business – Primary Risk Factors Related to Our Specific Websites

Mightydeals.com

•	Further changes to email privacy laws. A large part of our Mightydeals.com business generation comes from its approximate one million member email list. Recently Apple has made changes to privacy regarding email, in particular open-rates. This has made it more difficult to accurately gauge who is opening our Mightydeals.com emails, but hasn’t changed our ability to message our audience. Should Apple, or any other company, make further changes to email privacy/deliverability, this could negatively impact the website’s ability to message its subscribers, which in turn could negatively impact the website’s revenue generation.

•	Inability to find Vendors to partner with. Our Mightydeals.com business model relies upon partnering with vendors of graphic design products (such as fonts). If Mightydeals.com can’t continue to partner with vendors, it may not have as many deals to run. Without new deals to onboard onto the platform, it cannot generate revenue from selling deals.

Vital-Reaction.com

•	FDA Headwinds. The Food and Drug Administration (“FDA”) is the predominant driver of legislation around molecular hydrogen. Currently, as more and more research is published and peer-reviewed, the FDA is allowing more products to enter the market. However, should the FDA adversely change its attitude towards molecular hydrogen, this could impact Vital-Reaction.com’s ability to sell hydrogen products in the US.

•	Email and Facebook Advertising Changes. As with Mightydeals.com, Vital-Reaction.com generates a large portion of its revenue through email and Facebook marketing efforts. As privacy rules change, enforced by Apple in particular, its ability to generate web traffic, and therefore customers, can be negatively impacted.

Allthingsdogs.com

•	Google Traffic Changes. Currently a significant portion of web traffic to Allthingsdogs.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Display Advertising. The Allthingsdogs.com website currently generates 99% of its income from display advertising. If the display advertising revenue model should experience a significant decline, then Allthingsdogs.com’s revenue would significantly decline.

16

Prettyneatcreative.com

•	Increased Vendor Prices. Prettyneatcreative.com dropships its products from vendors globally (mostly in China), and if those vendors increase their prices, Prettyneatcreative.com will face shrinking margins, or the need to increase its own prices. Should our Prettyneatcreative.com customer base not tolerate price increases, Prettyneatcreative.com would likely experience a decline in sales.

•	Increase in Competition. Due to the nature of our Prettyneatcreative.com business model, the barriers to entry are lower than our other websites, which could cause us to experience an increase in competition. Any increase in competition could cause us to experience a loss of revenue.

•	Loss Of Enthusiasm For Product. Diamond painting is relatively new to the US market and has been experiencing strong growth. Should that enthusiasm suffer, particularly as the pandemic wanes, Prettyneatcreative.com could see fewer people buying its products.

Digitallyapproved.com

•	Further Pinterest Algorithm Changes. Since their IPO, Pinterest has made many changes to its ranking algorithm, making it harder for marketers to utilize the platform for traffic. As such, many bloggers may have less need for Pinterest marketing solutions in the future, if they are unable to generate predictable results. If this trend continues, our Digitallyapproved.com revenue may be negatively impacted.

•	Newsletters Lose Popularity. Currently email newsletters are enjoying a boom in popularity, as more people wish to learn from individuals or small teams. As such, Digitallyapproved.com’s newly launched newsletter on Social Media Marketing should do well. If newsletters fall out of favor, as they have in the past, it may negatively impact Digitallyapproved.com’s revenue model.

Fishkeepingworld.com

•	Google Traffic Changes. Currently a significant portion of web traffic to Fishkeepingworld.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Email Marketing Changes. As with our other websites, the changes to email marketing and iOS privacy rules could impact FishKeepingWorld.com’s email marketing efforts, which accounts for around 5% of the overall revenue.

Asubtlerevelry.com

•	Google Traffic Changes. Currently a significant portion of web traffic to Asubtlerevelry.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Display Advertising. The Asubtlerevelry.com website currently generates 99% of its income from display advertising. If the display advertising revenue model should experience a significant decline, then Asubtlerevelry.com’s revenue would significantly decline.

17

Wowfreestuff.co.uk

•	Search Engine Traffic Changes. Currently a significant portion of web traffic to Wowfreestuff.co.uk is driven by rankings in the UK search engines for terms related to freebies. UK search engines regularly make changes to their ranking algorithms, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Freebie Offerings. If companies no longer utilize freebies or giveaways as part of their marketing strategy, Wowfreestuff.co.uk will have fewer products to promote on its website, which in turn could negatively impact the website’s commission revenue generation.

•	Email Marketing. The vast majority of Wowfreestuff.co.uk’s revenue is generated by emailing its subscribers on a daily basis letting them know about new deals. Any third party company changes to their email privacy/deliverability rules could negatively impact the website’s ability to email its audience, which in turn could negatively impact the website’s revenue generation.

Woofwhiskers.com

•	Google Traffic Changes. Currently a significant portion of web traffic to Woofwhiskers.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Pet Food Brands. Visitors to the Woofwhiskers.com website are predominantly driven by the website’s reviews of dog food brands. In the event certain brands are no longer offered or fewer new brands come to market, the website could experience a loss of traffic, which in turn could negatively impact the website’s revenue generation.

Perfectdogbreeds.com

•	Google Traffic Changes. Currently a significant portion of web traffic to Perfectdogbreeds.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation.

•	Display Advertising. The Perfectdogbreeds.com website currently generates 99% of its income from display advertising. If the display advertising revenue model should experience a significant decline, then the website’s revenue would significantly decline.

Craftwhack.com – Managed Property

•	Google Traffic Changes. Currently a significant portion of web traffic to Craftwhack.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation our Company’s revenue.

•	Popularity of Crafting. A large part of the growth of Craftwhack.com has come from the growth in home and DIY and crafting activities, accelerated by the pandemic. The loss of popularity of these activities could negatively impact the website’s revenue generation our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Craftwhack.com website pursuant to a fee-based contract where we earn a profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

18

Backgroundhawk.com – Managed Property

•	Loss of momentum. Backgroundhawk.com is in growth mode and it continues to grow at a steady pace. In the event the website’s growth momentum stalls, the revenues we expect from this website could fail to materialize.

•	Google Traffic Changes. Currently a significant portion of Backgroundhawk.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation and our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Backgroundhawk.com website pursuant to a fee-based contract where we earn a profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

Outreachmama.com – Managed Property

•	SEO Services Industry Growth. The SEO Services industry is significant and expected to continue growing over the next 5 years. In the event this industry’s growth does not occur as expected, or occurs slower than expected the popularity of Outreachmama.com’s services could decrease, which in turn could negatively impact the website’s revenue generation and our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Outreachmama.com website pursuant to a fee-based contract where we earn fixed revenue and profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

Getmerankings.com – Managed Property

•	SEO Services Industry Growth. The SEO Services industry is significant and expected to continue growing over the next 5 years. In the event this industry’s growth does not occur as expected or occurs slower than expected the popularity of Getmerankings.com’s services could decrease, which in turn could negatively impact the website’s revenue generation and our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Getmerankings.com website pursuant to a fee-based contract where we earn fixed revenue and profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

Everythingreptiles.com – Managed Property

•	Google Traffic Changes. Currently a significant portion of web traffic to Everythingreptiles.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation and our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Everythingreptiles.com website pursuant to a fee-based contract where we earn fixed revenue and profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

19

Familyfoodgarden.com – Managed Property

•	Google Traffic Changes. Currently a significant portion of web traffic to Familyfoodgarden.com is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation and our Company’s revenue.

•	Display Advertising. The Familyfoodgarden.com website currently generates 99% of its income from display advertising. If the display advertising revenue model should experience a significant decline, then the website’s revenue would significantly decline which would negatively impact our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Familyfoodgarden.com website pursuant to a fee-based contract where we earn fixed revenue and profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

Onthegas.org – Managed Property

•	Google Traffic Changes. Currently a significant portion of web traffic to Onthegas.org is derived from its high rankings in Google search. Google regularly makes changes to its ranking algorithm, and any one change could negatively impact the website’s rankings and lead to a loss of traffic, which in turn could negatively impact the website’s revenue generation, which would negatively impact our Company’s revenue.

•	Display Advertising + Amazon Associates. The Onthegas.org website currently generates 60% of its income from display advertising and 40% from Amazon Associates affiliate program. If the display advertising revenue model should experience a significant decline, or Amazon makes changes to its affiliate program (as it has done in the past), then the website’s revenue would significantly decline, which would negatively impact our Company’s revenue.

•	Dissatisfaction With Our services. Our Company manages the Onthegas.org website pursuant to a fee-based contract where we earn fixed revenue and profit share. In the event the owner of the website becomes dissatisfied with our management services or no longer considers the cost of our management services fee to have sufficient value, the website could terminate our management contract, which would negatively impact our Company’s revenue.

20

Risks Related to Our Business – Operating Our Websites

If we are unable to attract new customers and retain customers on a cost-effective basis, our business and results of operations will be affected adversely.

To succeed, we must attract and retain customers on a cost-effective basis. We rely on a variety of methods to attract new customers, such as paying providers of online services, search engines, directories and other websites to provide content, advertising banners and other links that direct customers to our website, direct sales and partner sales. If we are unable to use any of our current marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers or retain customers on a cost-effective basis and, as a result, our revenue and results of operations would be affected adversely.

Additionally, factors outside of our control, such new terms, conditions, policies, or other changes made by the online services, search engines, directories and other websites that we rely upon to attract new customers could cause our websites to experience short- or long-term business disruptions, which could adversely affect our revenue and results of operations.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

Successful promotion of our Company’s brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The market in which our websites participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The market for our websites’ goods and services is competitive and rapidly changing, and the barriers to entry are relatively low. With the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices. Competition could result in reduced sales, reduced margins or the failure of our products and services to achieve or maintain more widespread market acceptance, any of which could harm our business. We compete with large established websites possessing large, existing customer bases, substantial financial resources and established distribution channels, as well as smaller less established websites. If either of these types of competitors decide to develop, market or resell competitive services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products and services. Our current and potential competitors have more extensive customer bases and broader customer relationships than we have. If we are unable to compete with such companies, the demand for our products could substantially decline.

Risks Related to Our Business – Our Acquisition Plans

As part of our business plan, we intend to acquire or make investments in other companies, or through business relationships, which will divert our management’s attention, result in dilution to our stockholders, consume resources that may be necessary to sustain our business and could otherwise disrupt our operations and adversely affect our operating results.

As part of our business plan, we will continue to acquire or invest in websites, applications and services or technologies that we believe could offer growth opportunities or complement or expand our business or otherwise. The pursuit of target websites will divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

21

As we acquire additional websites, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business or investments in other companies, due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;
•	unanticipated costs or liabilities associated with the acquisition;
•	difficulty integrating the accounting systems, operations and personnel of the acquired business;
•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;
•

difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;
•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;
•	the potential loss of key employees;
•	use of resources that are needed in other parts of our business; and
•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. If future acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process and this could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer. As of the date of this prospectus, we have no agreements to make any acquisitions.

Pursuant to our long-term investment strategy, we may pursue future acquisitions or business relationships, or make business dispositions that may not be in the best interest of common stockholders in near term or at all.

As part of long term investment strategy, we will continue to acquire or invest in websites, applications and services or technologies that we believe could complement or expand our services or otherwise offer growth opportunities in the long run. We may incur indebtedness for future acquisitions, which would be senior to our shares. Future acquisitions may also reduce our cash available for distribution to our stockholders, including holders of shares, following such acquisitions. To the extent such acquisitions do not perform as expected, such risk may be particularly heightened. As of the date of this prospectus, we have no agreements to make any acquisitions.

In addition to acquiring websites, we may sell those websites that we own from time to time when attractive opportunities arise that outweigh the future growth and value that we believe we will be able to bring to such websites consistent with our long-term investment strategy. As such, our decision to sell a business will be based on our belief that doing so will increase stockholder value to a greater extent than through our continued ownership of that business. Future dispositions of websites may reduce our cash flows from operations. We cannot assure you that we will use the proceeds from any future dispositions in a manner with which you agree. You will generally not be entitled to vote with respect to our future acquisitions or dispositions, and we may pursue future acquisitions or dispositions with which you do not agree.

22

Because of our limited resources and the significant competition for acquisition opportunities, it may be more difficult for us to acquire target websites that meet our acquisition criteria.

We expect to encounter competition from other companies having a business plan similar to ours, including private investors (which may be individuals or investment partnerships), blank check companies and other entities, domestic and international, competing for the types of websites we intend to acquire. Many of these individuals and entities are well- established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar or greater technical, human and other resources to ours or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous target websites we could potentially acquire with the net proceeds of this offering, our ability to compete with respect to the acquisition of certain target websites that are attractive to us will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain websites. As of the date of this prospectus, we have no agreements to make any acquisitions.

Subsequent to the acquisition of any target business, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities.

Even if we conduct extensive due diligence on a target website that we acquire, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the acquisition transaction or thereafter. Accordingly, we could experience a significant negative effect on our financial condition, results of operations and the price of our securities. As of the date of this prospectus, we have no agreements to make any acquisitions.

We may seek target websites in industries or sectors that may be outside of our management’s areas of expertise.

We will consider a target business outside of our management’s areas of expertise if a target business is presented to us and we determine that such business offers an attractive acquisition opportunity for our Company. Although our management will endeavor to evaluate the risks inherent in any particular acquisition candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. As of the date of this prospectus, we have no agreements to make any acquisitions.

We will likely not obtain an opinion from an independent accounting or investment banking firm in connection with the acquisition of a target business.

We will likely not obtain an opinion from an independent accounting firm or independent investment banking firm that the price we are paying for a target business is fair to our stockholders. If no opinion is obtained, our stockholders will be relying on the judgment of our board of directors (“Board”), who will determine fair market value based on standards generally accepted by the financial community.

23

Our resources could be wasted by acquisition transactions that are not completed.

We anticipate that the investigation of each target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require management time and attention and costs for accountants, attorneys and others. If we decide not to complete a specific acquisition transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our acquisition transaction for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred. As of the date of this prospectus, we have no agreements to make any acquisitions.

The officers and directors of a target business may resign upon completion of our acquisition. The loss of a target business’ key personnel could negatively impact the operations and profitability of the target business post-acquisition.

The role of a target business’ key personnel upon the completion of our acquisition transaction cannot be ascertained at this time. Although we contemplate that certain members of a target business’ management team will remain associated with the target business following our acquisition transaction, it is possible that members of the management of a target business will not remain in place. The loss of a target business’ key personnel could negatively impact the operations and profitability of the target business post-acquisition. As of the date of this prospectus, we have no agreements to make any acquisitions.

We may attempt to simultaneously acquire multiple target websites, which may give rise to increased costs and risks that could negatively impact our operations and profitability.

If we determine to simultaneously acquire several websites that are owned by different sellers, we will face risks including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired websites into our Company. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations. As of the date of this prospectus, we have no agreements to make any acquisitions.

We intend to pursue and acquire target businesses located outside of the United States so we will be subject to a variety of additional risks that may adversely affect us.

We do not plan to acquire any entity with its principal business operations in China (including Hong Kong) but may acquire target websites with operations or opportunities outside of the United States, we may face additional burdens in connection with investigating, agreeing to and completing such acquisition transactions, and we would be subject to a variety of additional risks that may negatively impact our operations. If we pursue target websites with operations or opportunities outside of the United States, we would be subject to risks associated with cross-border acquisition transactions, including in connection with investigating, agreeing to and completing our acquisition transaction, conducting due diligence in a foreign jurisdiction, having such transactions approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates. If we acquire such a business, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

•	costs and difficulties inherent in managing cross-border business operations;
•	rules and regulations regarding currency redemption;
•	complex corporate withholding taxes on individuals;
•	laws governing the manner in which future partnering transactions may be effected;

24

•	tariffs and trade barriers;
•	regulations related to customs and import/export matters;
•	local or regional economic policies and market conditions;
•	unexpected changes in regulatory requirements;
•	challenges in managing and staffing international operations;
•	longer payment cycles;
•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;
•	currency fluctuations and exchange controls;
•	rates of inflation;
•	challenges in collecting accounts receivable;
•	cultural and language differences;
•	employment regulations;
•	underdeveloped or unpredictable legal or regulatory systems;
•	corruption;
•	protection of intellectual property;
•	social unrest, crime, strikes, riots and civil disturbances;
•	regime changes and political upheaval;
•	terrorist attacks and wars; and
•	deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete the acquisition transaction, or, if we complete the acquisition transaction, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations. As of the date of this prospectus, we have no agreements to make any acquisitions.

Risks Related to Information Technology Systems, Intellectual Property and Privacy Laws

We are reliant upon information technology to operate our business and maintain our competitiveness.

Our ability to leverage our technology and data scale is critical to our long-term strategy. Our business increasingly depends upon the use of sophisticated information technologies and systems, including technology and systems (cloud solutions, mobile and otherwise) utilized for communications, marketing, productivity tools, training, lead generation, records of transactions, business records (employment, accounting, tax, etc.), procurement and administrative systems. The operation of these technologies and systems is dependent upon third- party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third-party vendors on commercially reasonable terms. We also cannot assure that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

25

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our services and result in a loss of customers.

The satisfactory performance, reliability and availability of our services are critical to our operations, level of customer service, reputation and ability to attract new customers and retain customers. Most of our computing hardware is co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

Although we have all of our websites and other data backed up with multiple services, we do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all these events could cause our customers to lose access to our services.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

The online industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could:

•	divert management’s attention;
•	result in costly and time-consuming litigation;
•	require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all;
•	in the case of any open source software-related claims, require us to release our software code under the terms of an open source license; or
•	require us to redesign our software and services to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all and we may be required to pay significant monetary damages to such third party.

26

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

Our system stores our customers’ proprietary email distribution lists, credit card information and other critical data. Any accidental or willful security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit card issuers, we could lose our ability to offer our customers a credit card payment option. Any loss of our ability to offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing.

We may be the subject of intentional cyber disruptions and attacks.

We expect to be an ongoing target of attacks specifically designed to impede the performance of our products and services. Experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our data centers and IT environments. These hackers, or others, which may include our employees or vendors, may cause interruptions of our services. Although we continually seek to improve our countermeasures to prevent and detect such incidents, if these efforts are not successful, our business operations, and those of our customers, could be adversely affected, losses or theft of data could occur, our reputation and future sales could be harmed, governmental regulatory action or litigation could be commenced against us and our business, financial condition, operating results and cash flow could be materially adversely affected.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success, in part, depends upon our proprietary technology. We have various forms of intellectual property including copyright, trademark, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. If we file patent applications, we cannot assure you that any of the patent applications that we file will ultimately result in an issued patent or, if issued, that they will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

27

We could be harmed by improper disclosure or loss of sensitive or confidential data.

Our business operations require us to process and transmit data. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under laws and regulations that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third- party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we acquire additional business and introduce new services and offerings. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which our websites operate. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

Unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services could have a material adverse effect on our business.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. Cybersecurity attacks are becoming more sophisticated and include malicious attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Our security systems are designed to maintain the security of our users’ confidential information, as well as our own proprietary information. Accidental or willful security breaches or other unauthorized access by third parties or our employees, our information systems or the systems of our third-party providers, or the existence of computer viruses or malware in our or their data or software could expose us to risks of information loss and misappropriation of proprietary and confidential information, including information relating to our products or customers and the personal information of our employees.

In addition, we could become subject to unauthorized network intrusions and malware on our own IT networks. Any theft or misuse of confidential, personal or proprietary information as a result of such activities or failure to prevent security breaches could result in, among other things, unfavorable publicity, damage to our reputation, loss of our trade secrets and other competitive information, difficulty in marketing our products, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of such information, as well as fines and other sanctions resulting from any related breaches of data privacy regulations, any of which could have a material adverse effect on our reputation, business, profitability and financial condition. Furthermore, the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, and we may be unable to anticipate these techniques or to implement adequate preventative measures.

28

We may be subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could adversely affect our business.

We receive, collect, store, and process certain personally identifiable information about individuals and other data relating to our customers. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including personally identifiable and other potentially sensitive information about individuals. We may be subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, disposal and protection of information about individuals and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other legal and regulatory requirements. We strive to comply with our applicable data privacy and security policies, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security, processing, transfer or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention, security, processing, transfer or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to receive, collect, store, process, transfer, and otherwise use user data or develop new services and features.

If we are found in violation of any applicable laws or regulations relating to privacy, data protection, or security, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features, integrations or other capabilities of websites. In addition, these laws and regulations could impose significant costs on us and could constrain our ability to use and process data in a commercially desirable manner. In addition, if a breach of data security were to occur or be alleged to have occurred, if any violation of laws and regulations relating to privacy, data protection or data security were to be alleged, or if we were to discover any actual or alleged defect in our safeguards or practices relating to privacy, data protection, or data security, our business websites may be perceived as less desirable and our business, financial condition, results of operations and growth prospects could be materially and adversely affected.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions. For example, the California Consumer Privacy Act (“CCPA”), which came into force in 2020, provides new data privacy rights for California consumers and new operational requirements for covered companies. Specifically, the CCPA mandates that covered companies provide new disclosures to California consumers and afford such consumers new data privacy rights that include, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to request to opt-out of certain sales of such personal information. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties for violations. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA generally takes effect on January 1, 2023 and significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Some observers have noted the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could also increase our potential liability and adversely affect our business. For example, the CCPA has encouraged “copycat” or other similar laws to be considered and proposed in other states across the country, such as in Virginia, New Hampshire, Illinois and Nebraska. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Various U.S. federal privacy laws are potentially relevant to our business, including the Federal Trade Commission Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Family Educational Rights and Privacy Act, the Children’s Online Privacy Protection Act, and the Telephone Consumer Protection Act. Any actual or perceived failure to comply with these laws could result in a costly investigation or litigation resulting in potentially significant liability, injunctions and other consequences, loss of trust by our users, and a material and adverse impact on our reputation and business.

29

In addition, the data protection landscape in the EU is continually evolving, resulting in possible significant operational costs for internal compliance and risks to our business. The EU adopted the General Data Protection Regulation (“GDPR”), which became effective in May 2018, and contains numerous requirements and changes from previously existing EU laws, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies.

Among other requirements, the GDPR regulates the transfer of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. Recent legal developments in Europe have created complexity and uncertainty regarding such transfers. For instance, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-U.S. Privacy Shield Framework (the “Privacy Shield”) under which personal data could be transferred from the European Economic Area to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism and potential alternative to the Privacy Shield), it made clear that reliance on such clauses alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, including, in particular, applicable surveillance laws and rights of individuals, and additional measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. The CJEU also states that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and that the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer.

Additionally, the GDPR greatly increased the European Commission’s jurisdictional reach of its laws and added a broad array of requirements for handling personal data. EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, security breach notifications and the security and confidentiality of personal data.

Failure to comply with the GDPR could result in penalties for noncompliance (including possible fines of up to the greater of €20 million and 4% of our global annual turnover for the preceding financial year for the most serious violations, as well as the right to compensation for financial or non-financial damages claimed by individuals under Article 82 of the GDPR).

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (“ePrivacy Regulation”), would replace the current ePrivacy Directive. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies may lead to broader restrictions on our marketing and personalization activities and may negatively impact our efforts to understand users.

Further, in March 2017, the United Kingdom formally notified the European Council of its intention to leave the EU pursuant to Article 50 of the Treaty on European Union (“Brexit”). The United Kingdom ceased to be an EU Member State on January 31, 2020, but enacted a Data Protection Act substantially implementing the GDPR (“U.K. GDPR”), effective in May 2018, which was further amended to align more substantially with the GDPR following Brexit. It is unclear how U.K. data protection laws or regulations will develop in the medium to longer term and how data transfers to and from the United Kingdom will be regulated. Some countries also are considering or have enacted legislation requiring local storage and processing of data that could increase the cost and complexity of delivering our services. Beginning in 2021 when the transitional period following Brexit expired, we are required to comply with both the GDPR and the U.K. GDPR, with each regime having the ability to fine up to the greater of €20 million (in the case of the GDPR) or £17 million (in the case of the U.K. GDPR) and 4% of total annual revenue. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, including, for example, how data transfers between EU member states and the United Kingdom will be treated and the role of the United Kingdom’s Information Commissioner’s Office following the end of the transitional period. These changes could lead to additional costs and increase our overall risk exposure.

30

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users, or any other legal obligations or regulatory requirements relating to privacy, data protection, or data security, may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups, or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, other obligations, and policies that are applicable to the businesses of our users may limit our business operations. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions.

A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet such as the COPPA and Article 8 of the GDPR. We implement certain precautions to ensure that we do not knowingly collect personal information from children under the age of 13 through our websites. Despite our efforts, no assurances can be given that such measures will be sufficient to completely avoid allegations of COPPA violations, any of which could expose us to significant liability, penalties, reputational harm and loss of revenue, among other things. Additionally, new regulations are being considered in various jurisdictions to require the monitoring of user content or the verification of users’ identities and age. Such new regulations, or changes to existing regulations, could increase the cost of our operations.

Risks Related to the Offering and Our Securities

A sustained, active trading market for our common stock or warrants may not develop or be maintained which may limit investors’ ability to sell shares at all or at an acceptable price.

As we are in our early stage of development, an investment in our Company will likely require a long-term commitment, with no certainty of return. There is currently no trading market for our common stock or warrants and we cannot predict whether an active market for our securities will ever develop or be sustained in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock and warrants may be limited; and
•	a lack of visibility for our common stock and warrants may have a depressive effect on the market price for our common stock.

The lack of an active market impairs your ability to sell your securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional assets by using our securities as consideration.

31

The price of our common stock and our warrants may fluctuate substantially.

You should consider an investment in our common stock and warrants to be risky, and you should invest in our common stock and warrants only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sale of our common stock by our stockholders, executives, and directors;
•	volatility and limitations in trading volumes of our shares of common stock;
•	our ability to obtain financing;
•	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our business’ industries;
•	our ability to attract new customers;
•	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of common stock by our stockholders;
•	our cash position;
•	announcements and events surrounding financing efforts, including debt and equity securities;
•	our inability to enter into new markets or develop new products;
•	reputational issues;
•	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;
•	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;
•	changes in industry conditions or perceptions;
•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;
•	departures and additions of key personnel;
•	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;
•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and
•	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

The offering price of the units may not be indicative of the value of our assets or the price at which shares can be resold. The offering price of the units may not be an indication of our actual value.

Prior to this offering, there has been no public market for our securities. The offering price of each unit was determined based upon negotiations between the underwriters and us. Factors considered in determining such price in addition to prevailing market conditions include an assessment of our future prospects, an increase in value of our stock due to becoming a public company and prior valuations of our securities prepared for us. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price may not be indicative of the current market value of our assets. No assurance can be given that the securities underlying our units can be resold at the public offering price. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

32

Our Company’s series A preferred stock is senior in rank to shares of our common stock with respect to dividends, liquidation and dissolution.

We have 1,000,000 shares of series A preferred stock reserved pursuant to an ongoing concurrent private offering of series A preferred stock. As of the date of this prospectus, 69,460 shares of series A preferred stock are issued and outstanding. The series A preferred is senior in rank to shares of common stock with respect to dividends, liquidation and dissolution. Each share of series A preferred carries an annual 12% cumulative, non-compounding dividend based on the cash amount invested into the series A preferred, payable quarterly. All accrued dividends on any shares of series A preferred stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the shares of series A preferred stock in accordance with the liquidation and redemption provisions of the shares of series A preferred stock contained in the Company’s certificate of incorporation. Dividends on series A preferred will be paid prior to any dividends on any other class of shares, including common stock. In the event of any liquidation, dissolution or winding up of our Company, the proceeds shall be paid as follows: (i) first, pay the purchase price plus accrued dividends, on each share of series A preferred; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of common stock or other junior securities. Except as otherwise required by law, the series A preferred stock have no voting rights other than as provided by the provisions of our Company’s certificate of incorporation where the series A preferred will vote as a separate class. The series A preferred shall be redeemable at the option of our Company commencing any time after January 1, 2026 at a price equal to the purchase price ($25.00 per share as of the date hereof) plus accrued dividends, on each share of series A preferred. On or before 180 days following the sale of at least 600,000 shares of the series A preferred, our Company shall register the series A preferred by preparing and filing one registration statement, or if necessary more than one registration statement, of our Company in compliance with the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and thereafter apply to list the series A preferred stock on a U.S. stock exchange or develop a public trading market for the series A preferred stock by soliciting securities brokers to become market makers of the series A preferred on an established over the counter trading market, such as the OTC Markets.

Investors in this offering will experience immediate and substantial dilution in net tangible book value (deficit).

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 2,753,750 shares of common stock based on the public offering price of $4.75 per common share, and after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $2.23 per share. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this initial public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our products, or continue our operations.

There is no established trading market for our securities; further, our common stock and warrants will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq Capital Market.

This offering constitutes our initial public offering of units consisting of 2,753,750 shares of common stock and 5,507,500 warrants. We have received approval from the NASDAQ Capital Market (the “NASDAQ”) to have our common stock and warrants listed under the symbols “ONFO” and “ONFOW”, respectively. There can be no assurance that an active trading market for our securities will develop or be sustained after this offering is completed. The initial offering price has been determined by negotiations among the underwriter and us. Among the factors considered in determining the initial offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, we cannot assure you that following this offering our common stock will trade at a price equal to or greater than the offering price.

In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for stockholders to dispose of our securities and more difficult to obtain accurate price quotations on our securities. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock and/or other securities are not traded on a national securities exchange.

33

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock or warrants, our securities’ price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common stock and warrants could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our common stock and warrants or trading volume to decline.

We may issue additional equity securities, or engage in other transactions that could dilute our book value or relative rights of our common stock, which may adversely affect the market price of our common stock and warrants.

Our Board may determine from time to time that it needs to raise additional capital by issuing additional shares of our common stock or other securities. Except as otherwise described in this prospectus, we will not be restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing stockholders or reduce the market price of our common stock and warrants, or all of them. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then-current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preferred shares, upon our liquidation, holders of our debt securities and preferred shares, and lenders with respect to other borrowings, may receive distributions of its available assets before the holders of our common stock. We currently have 1,000,000 shares of series A preferred stock reserved pursuant to an ongoing concurrent private offering of series A preferred stock. As of the date of this prospectus, 69,460shares of series A preferred stock are issued and outstanding. The series A preferred is senior in rank to shares of common stock with respect to dividends, liquidation and dissolution.

An investment in our warrants is speculative in nature and could result in a loss of your investment therein.

The warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $5.00 per share (100% of the public offering price of our common stock and warrants in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over the Covid-19 pandemic, inflation, energy costs, geopolitical issues, the U.S. mortgage market and unstable real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and overall plan of business.

34

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of our Company, the proceeds realized from the liquidation of the assets of our Company, or our subsidiaries will be distributed among the common stockholders, but only after the satisfaction of the claims of third-party creditors of our Company and holders of our series A preferred stock. Each share of series A preferred carries an annual 12% cumulative, non-compounding dividend based on the cash amount invested into the series A preferred, payable quarterly. Dividends on series A preferred will be paid prior to any dividends on any other class of shares, including common stock. In the event of any liquidation, dissolution or winding up of our Company, the proceeds shall be paid as follows: (i) first, pay the purchase price plus accrued dividends, on each share of series A preferred; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of common stock or other junior securities. The ability of a common stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that our Company will recognize gains on such liquidation, nor is there any assurance that common stockholders will receive a distribution in such a case.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Our Company has never declared any cash dividends on its common stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations.

In addition, and any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

35

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company, we will incur significant additional legal, accounting and other expenses that we did not incur as a privately company. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we failed to employ a sufficient number of staff to maintain optimal segregation of duties and to provide optimal levels of oversight and we rely upon a third-party accounting firm to assist us with GAAP compliance. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

36

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.

Future sales of a substantial number of our common stock by our existing stockholders could cause our stock price to decline.

We will have a significant number of restricted common stock that will become eligible for sale shortly after this registration statement is declared effective. Prior to the consummation of this offering on a pro forma basis we will have 2,356,445 shares of our common stock outstanding. Upon consummation of this offering, we have agreed to issue 2,753,750 shares of our common stock at the initial public offering price of $4.75 per share of our common stock. All of the shares sold in this offering will be eligible for sale immediately upon effectiveness of this registration statement. Additionally, 404,145 shares of common stock and 80,500 shares of restricted stock are eligible for sale immediately after this registration statement is declared effective, and 336,000 shares of restricted common stock will become eligible for sale 90-days after this registration statement is declared effective. All of the remaining shares of restricted stock will be eligible for sale in the public market upon expiration of lock-up agreements in 270-days after the date of this prospectus. It is conceivable that following this offering or following the lock-up holding period, many stockholders may wish to sell some or all of their shares. If our stockholders sell substantial amounts of our common stock in the public market at the same time, the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the common stock, the perception in the public market that our stockholders might sell significant common stock could also depress the market price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including acquiring additional websites, marketing activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2020 Equity Incentive Plan, as amended, (the “2020 Plan”) is 2,600,000 shares, except at any given time, the number of shares that may be issued pursuant to the 2020 Plan cannot exceed the number of shares that is equal to 20% of our Company’s total shares of common stock outstanding at the time of any grant of awards under the 2020 Plan. Increases in the number of shares available for future grant or purchase may result in additional dilution, which could cause our stock price to decline.

Potential comprehensive tax reform bills could adversely affect our business and financial condition.

The U.S. government may enact comprehensive federal income tax legislation that could include significant changes to the taxation of business entities. These changes include, among others, a permanent increase to the corporate income tax rate. The overall impact of this potential tax reform is uncertain, and our business and financial condition could be adversely affected. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

37

We can issue “blank check” preferred stock without stockholder approval with the effect of diluting interests of then-current stockholders and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Of these 5,000,000 shares, 1,000,000 shares have been previously designated as series A preferred. Of the remaining 4,000,000 shares of “blank check” preferred stock, our Board is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers and each of our stockholders who owned greater than 5% of our outstanding common stock beneficially, as of August 29, 2022, own approximately 65% of our common stock outstanding immediately before this offering and approximately 28% of our common stock outstanding immediately after this offering. Accordingly, these stockholders have and will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, a merger, the consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with our other investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company or our assets. The significant concentration of stock ownership may negatively impact the value of our common stock due to potential investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, subject to the rights of holders of any series of preferred stock, our certificate of incorporation and bylaws:

•	empower our Board to fix the number of directors of our Company solely by resolution;
•	do not allow for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	empower our Board to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
•

provide that special meetings of our stockholders may only be called by the Board or the chair of the Board (except that stockholders may also call special meetings of our stockholders so long as such stockholders beneficially owns at least 25% of the voting power of the outstanding shares of our stock);

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders;

•

provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•

provide that any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon;

•	provide that our Board is expressly authorized to adopt, amend or repeal our bylaws; and
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors.

Additionally, any provision of Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

38

Liability of directors for breach of duty is limited under Delaware law.

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Upon completion of this offering, we intend to obtain a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these certificate of incorporation provisions, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

39

Provisions in our certificate of incorporation and bylaws may have the effect of discouraging lawsuits against our directors and officers.

Our certificate of incorporation and bylaws provide that unless our Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (3) any action arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or our certificate of incorporation or bylaws (as either may be amended from time to time); or (4) any action asserting a claim governed by the internal affairs doctrine.

Unless our Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Further, if any action the subject matter of which is within the scope of the section immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce section immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The above described provisions of our certificate of incorporation and bylaws that provide for the Court of Chancery of the State of Delaware as the sole and exclusive forum for any actions, claims or proceedings do not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, members of our Board, and others could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our common stock and our warrants (constituting the units offered) may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per share price below $5.00) in the future. While our common stock and warrants (constituting the units offered hereby) will not be considered a “penny stock” following this offering, since they will be listed on the Nasdaq Capital Market, if we are unable to maintain that listing and our common stock and warrants are no longer listed on the Nasdaq Capital Market, unless we maintain a per share price above $5.00, our common stock and warrants will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

40

Legal remedies available to an investor in “penny stocks” may include the following:

•

If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our common stock.

We will likely be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•

had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•

in the case of an initial registration statement under the Securities Act of 1933, as amended, or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	in the case of an issuer whose public float was zero, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

41

As a smaller reporting company, we would not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we would provide only two years of financial statements; and we would not need to provide the table of selected financial data. We also would have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, and also could make it more difficult for our stockholders to sell their shares.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “ Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

42

USE OF PROCEEDS

We estimate that the net proceeds from the sale of units will be approximately $12.11 million, or approximately $14.01 million if the underwriter exercises in full its option to purchase additional units, based on the public offering price of $5.00 per unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This estimate excludes the proceeds, if any, from the exercise of the warrants in this offering. If all of the warrants sold in this offering were to be exercised in cash at the exercise price of $5.00 per share, we would receive additional net proceeds of approximately $25.33 million. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. We currently estimate that we will use the net proceeds from this offering as follows: approximately $10.90 million for acquisitions of websites, technologies, or other assets (as of the date of this prospectus, we have no agreements to make any acquisitions); and approximately $1.21 million for marketing, working capital and general corporate purposes.

The use of the proceeds represents management’s estimates based upon current business and economic conditions. We reserve the right to use the net proceeds we receive in the offering in any manner we consider to be appropriate. Although our Company does not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

43

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2022 on:

•	an actual basis; and
•

on a pro forma as adjusted basis to reflect the sale by us of units at the initial public offering price of $5.00 per unit, after deducting the underwriting discounts and commissions and estimated offering costs payable by us.

The pro forma information in this table is unaudited and is illustrative only.  You should read this table in conjunction with the information contained in “ Use of Proceeds,” “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation ,” as well as the financial statements and the notes included elsewhere in this prospectus.

	As of June 30, 2022
	Actual	Pro Forma
Cash	$424,720	$12,538,319

Notes payable	58,686	58,686

Stockholders’ equity (deficit):
Additional paid-in capital	$7,298,713	$19,409,558
Accumulated deficit	(5,253,136)	(5,253,136)

Total stockholders’ equity (deficit)	$2,048,002	$114,161,601

Total capitalization	$2,106,688	$14,220,287

The number of shares that will be outstanding after this offering set forth above is based on shares of our common stock outstanding as of June 30, 2022, and excludes the following:

•	additional shares of common stock reserved for future issuance under our 2020 Plan; and
•	shares underlying outstanding warrants.

Unless specifically stated otherwise, all information in this prospectus assumes:

•	no exercise of the outstanding options or warrants described above
•	no exercise by the underwriter of their option to purchase additional common stock and/or warrants to purchase our common stock to cover over-allotments, if any; and
•	no exercise of the representatives’ warrant.

44

DILUTION

If you invest in our units in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per common stock in this offering and the as adjusted net tangible book value per share immediately after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of our outstanding common stock as of June 30, 2022, assuming no value is attributed to the warrants and such warrants are accounted for and classified as equity. Our historical net tangible book value as of June 30, 2022, was approximately $739,742 or $0.31 per share based upon shares of common stock outstanding on such date.

After giving effect to the sale of 2,753,750 units in this offering at the offering price of $5.00 per unit ($4.75 per share of common stock and $0.125 per warrant), after deducting the underwriting discounts and commissions and estimated offering costs payable by us, our as adjusted net tangible book value (deficit) as of June 30, 2022, would have been approximately $12,8553,341 or $2.52 per common stock and accompanying warrant. This represents an immediate increase in as adjusted net tangible book value of $2.20 per share to existing stockholders and an immediate dilution of $2.23 per share to investors purchasing our shares in this offering at the initial public offering price, attributing none of the assumed combined public offering price to the warrants offered hereby.

The following table illustrates per share dilution as of June 30, 2022:
Initial Public offering price per share of common stock		$4.75
Net tangible book value (deficit) per share as of June 30, 2022	$0.31
Increase in net tangible book value (deficit) per share attributable to this offering	$2.20	$2.20
Net tangible book value (deficit) per share after this offering		$2.52
Dilution per share to investors participating in this offering		$2.23

If the underwriters exercise in full their option to purchase up to 413,063 additional shares of common stock at the initial public offering price of $4.75 per common share, the as adjusted net tangible book value (deficit) after this offering would be $2.67 per share, representing an increase in net tangible book value (deficit) of $2.36 per share to existing stockholders and immediate dilution in net tangible book value (deficit) of $2.08 per share to investors purchasing our shares in this offering at the initial public offering price.

45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and those included elsewhere in this prospectus.

Overview

Onfolio Holdings Inc. acquires controlling interests in and actively manages small websites that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of websites with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Onfolio Holdings Inc. was incorporated on July 20, 2020 under the laws of Delaware to acquire and develop high-growth and profitable websites. Unless the context otherwise requires, all references to “our Company,” “we,” “our” or “us” and other similar terms means Onfolio Holdings Inc., a Delaware corporation, and our wholly owned subsidiaries.

Components of Results of Operations

Revenues

The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company’s sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer. E-commerce sales are currently estimated, based on U.S. Census data released in February 2022, to be approximately 13% of total retail sales. The Company expects that the trend of online sales of products and home delivery to continue, which would positively affect the Company’s revenue. If this trend were to decline, the Company’s revenue would be negatively impacted. Further, the overall economic trend of using technology and online services is expected to continue to grow, which could positively impact the Company’s overall service revenue related to website management and advertising revenue.

Cost of Revenue

Cost of product revenue consists primarily of costs associated with acquisition of products being sold through online marketplaces, and the costs of its service revenue, which include website content creation costs include contract labor, domain and hosting costs and certain software costs related to website operations.

46

Operating Expenses

Professional Fees

Professional fees consist primarily of legal fees incurred for business development and acquisitions of additional investments.

We expect our professional fees to continue to increase in absolute dollar terms as we strategically invest to expand our business, although it may vary from period to period as a percentage of total revenues.

Selling, General and Administrative

Our general and administrative expenses consist primarily of consulting related expenses paid to contractors, stock-based compensation, advertising and marketing costs, and other expenses.

In the nearest future, we expect our general and administrative expenses to continue to increase to support business growth. Over the long term, we expect general and administrative expenses to decrease as a percentage of revenue.

Other Income (Expense), Net

Other income (expense), net consists of equity method income or losses from on investments of unconsolidated entities accounted for under the equity method, dividend income related to investments of unconsolidated entities accounted for under the cost method, and interest expense.

Provision for Income Taxes

Provision for income taxes consists of federal and state income taxes in the United States, including deferred income taxes reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes.

Results of Operations

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenues for each of the periods indicated:

Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Three Months Ended June 30,
	2022	% Sales	2021	% Sales
Revenue	$357,822	100%	$469,721	100%
Cost of Revenue	208,112	37%	330,304	70%
Professional Fees	328,858	92%	24,675	5%
General and Administrative	1,031,663	288%	529,994	113%
Other income (expense)	(20,561)	(6)	14,631	3%
Interest income (expense)	1,144	-%	(3,680)	-%
Loss on sale of intangible asset	(34,306)
Income tax benefit (expenses)	-	-%	-	-%
Net income (loss)	$(1,264,534)	(353)%	$(404,301)	(86)%

47

Revenue from operations

Revenue decreased by $111,899, or 24% for the three months ended June 30, 2022 compared to 2021. The decrease is attributable primarily to slower digital product sales in the current period due to infrastructure changes made by the Company resulting in a decrease of $95,140 in sales, and decreased services revenue of $16,759, which was driven by lower advertising revenue, partially offset by an increase in website management revenue.

Cost of Revenue

Cost of revenue decreased by $122,192, or 58%, primarily due to lower product costs of approximately $33,000 associated with lower product sales described above, and a decrease of

$89,000 in service revenue costs primarily from a decline in labor costs. The components most significant to the Company’s cost of revenue are the costs of acquiring new inventory products, the costs of labor for content creation and website hosting and maintenance costs.

Professional Fees

Professional fees increased by $304,183, or 1,233% during the three months ended June 30, 2022 primarily due to increased due diligence, legal and accounting costs associated with establishing new ventures and the Company’s initial public offering process.

General and Administrative

General and Administrative expenses increased by $501,669, or 95% for the three months ended June 30, 2022 as compared to 2021. The increase was primarily due to an increase of

$312,000 in contractor costs, an increase of $105,000 in payroll costs, an increase of $49,000 in stock-based compensation, and an increase of $31,000 in advertising costs.

Other Income (Expense)

Other income(expense) decreased by $35,192 for the three months ended as result of a loss of $29,557 related to purchases of non-fungible tokens, and a decline in equity method income from joint venture investments of $7,136.

The Company also recognized a loss of $34,306 on the sale of a website during the three months ended June 30, 2022.

Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Six Months Ended June 30,
	2022	% Sales	2021	% Sales
Revenue	$743,745	100%	$984,200	100%
Cost of Revenue	432,882	58%	559,525	57%
Professional Fees	449,451	60%	35,375	4%
General and Administrative	1,829,153	255%	975,783	99%
Other income (expense)	(9,997)	(1)%	30,469	3%
Interest income (expense)	(1,256)	-%	(4,139)	-%
Loss on sale of intangible asset	(34,306)	-%	-	-%
Income tax benefit (expenses)	-	-%	-	-%
Net income (loss)	$(2,013,300)	(271)%	$(560,153)	(57)%

48

Revenue from operations

Revenue decreased by $240,455, or 24% for the six months ended June 30, 2022 compared to 2021. The decrease is attributable primarily to slower digital product sales in the current period due to infrastructure changes made by the Company resulting in a decrease of $202,527 in sales, and decreased services revenue of $37,928, which was driven by lower advertising revenue, partially offset by an increase in website management revenue.

Cost of Revenue

Cost of revenue decreased by $126,643, or 23%, primarily due to lower costs of approximately $71,000 associated with lower product sales described above, partially offset by a decrease of $60,000 in labor costs related to the Company’s service revenue. The components most significant to the Company’s cost of revenue are the costs of acquiring new inventory products, the costs of labor for content creation and website hosting and maintenance costs.

Professional Fees

Professional fees increased by $414,076, or 1,171% during the six months ended June 30, 2022 primarily due to increased due diligence, legal and accounting costs associated with establishing new ventures and the Company’s initial public offering process.

General and Administrative

General and Administrative expenses increased by $ 853,370, or 87% for the three months ended June 30, 2022 as compared to 2021. The increase was primarily due to an increase of

$458,000 in contractor costs, an increase of $146,000 in payroll costs, an increase of $77,000 in stock-based compensation, and an increase of $88,000 in advertising costs.

Other Income (Expense)

Other income(expense) decreased by $28,203 for the six months ended as result of a loss of $29,557 related to purchases of non-fungible tokens, and a decline in equity method income from joint venture investments of $11,036.

The Company also recognized a loss of $34,306 on the sale of a website during the six months ended June 30, 2022.

Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Fiscal Year Ended December 31,
	2021	% Sales	2020	% Sales
Revenue	$1,808,543	100%	$751,290	100%
Cost of Revenue	1,073,509	59%	136,174	18%
Professional Fees	208,193	12%	31,346	4%
General and Administrative	2,479,152	137%	1,729,709	230%
Other income	60,654	4%	28,201	4%
Interest expense	(9,805)	(1)%	-	-%
Income tax benefit (expenses)	1,314	0%	(29,606)	(4)%
Net income (loss)	$(1,900,462)	(105)%	$(1,147,344)	(153)%

49

Revenue from operations

Revenue increased by $1,057,253, or 141% for the year ended December 31, 2021 compared to 2020. The increase is attributable primarily to growth in the services revenue during fiscal 2021 from website management revenue accounting for 39% of the increase, primarily as a result of the Company’s new MightyDeals site in early 2021, and product revenue accounted for 61% of the increase as a result of increased sales volumes from the Company’s product sales through its new website acquired in late 2020, as compared to fiscal 2020. The fiscal year ended December 31, 2020 included product sales for the period since the Company acquired the assets in its Vital Reaction LLC subsidiary on December 2, 2020. The growth in product sales is consistent with overall economic indicators showing that e-commerce sales continue to increase.

Cost of Revenue

Cost of revenue increased by $937,335, or 688% was due to the Company having a full year of products production during fiscal 2021, as compared to fiscal 2020, and larger costs associated with the growth in service revenue described above. Cost of service revenue accounted for approximately 74% of the increase in total cost of revenues, primarily as a result of the addition of the comes MightyDeals site in early 2021. The components most significant to the Company’s cost of revenue are the costs of acquiring new inventory products, the costs of labor for content creation and website hosting and maintenance costs.

Professional Fees

Professional fees increased by $176,847, or 564% during fiscal 2021 is primarily due to increased legal costs associated with establishing new ventures.

General and Administrative

General and Administrative expenses increased by $627,277, or 34% for fiscal 2021 as compared to 2020. The increase was primarily due to increase of $140,000 in contractor costs, an increase of $422,000 in advertising costs, and an increase of $62,000 related to software and subscriptions as a result of the expansion of the Company’s internal processes in connection with the growth of the business.

Other Income

Other income increased by $33,098 for the fiscal 2021 as result of increased income from the non-consolidated entities the Company holds investments in.

Provision for Income Taxes

Income tax benefit was $1,314 for the year ended December 31, 2021 compared to expense of $29,606, or 104% for the fiscal 2021 compared to 2020 primarily due to increased losses in the current year.

50

Liquidity and Capital Resources
		As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
Cash and cash equivalents		$424,720	$1,710,318	$521,709
Short-term investments		-	-	—
Total cash, cash equivalents and short-term investments		$424,720	$1,710,318	$521,709

	Six Months Ended	Six Months Ended	Year Ended December 31,	Year Ended December 31,
	June 30, 2022	June 30, 2021	2021	2020
Cash flows used in operating activities	$(1,558,146)	$(134,103)	$(1,140,481)	$(32,445)
Cash flows provided by (used in) investing activities	23,194	(624,469)	(767,927)	(252,569)
Cash flows provided by financing activities	249,354	785,203	3,097,017	799,500
Net increase (decrease) in cash and cash equivalents	$(1,285,598)	$(26,631)	$1,188,609	$514,486

As of June 30, 2022, December 31, 2021 and December 31, 2020, our principal sources of liquidity for working capital purposes were cash and cash equivalents totaling $424,720, $1,710,318 and $521,709, respectively.

We have financed our operations primarily through financing activity and operating cash flows. We believe our existing cash and cash equivalents generated from operations will be sufficient to meet our working capital over at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, subscription renewal activity, the expansion of sales and marketing activities and the ongoing investments in platform development.

Sources of Liquidity

As of June 30, 2022, our principal sources of liquidity consisted of cash and cash equivalents of $424,720 which was mainly on account of raising capital from sale of preferred and common stock to the extent of $1,731,500 and $2,824,500, respectively, since inception. We believe that our cash and cash equivalents as of June 30, 2022, and the future operating cash flows of the entity will provide adequate resources to fund ongoing cash requirements for the next twelve months. If sources of liquidity are not available or if we cannot generate sufficient cash flow from operations during the next twelve months, we may be required to obtain additional sources of funds through additional operational improvements, capital market transactions, asset sales or financing from third parties, a combination thereof or otherwise. We cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms.

Operating Activities

Net cash used in operating activities was $1,558,146 and $134,103 for the six months ended June 30, 2022 and 2021. The increase was primarily from the increase general and administrative costs as the Company expanded its operations.

Net cash used in operating activities was $1,140,481 and $32,445 for the years ended December 31, 2021, and 2020. The increase was primarily from the increase general and administrative costs as the Company expanded its operations.

51

Investing Activities

Net cash provided by investing activities was $23,194 and net cash used in investing activities was $624,469 for the six months ended June 30, 2022 and 2021. During the current period, the Company received $45,693 of proceeds from the sale of a website, partially offset by additional investments in its joint ventures of $22,500. During the comparable period, the Company paid $700,000 for asset acquisitions completed, and received $75,000 in proceeds from the sale of a website.

Net cash used in investing activities was $767,927 and $252,569 for the years ended December 31, 2021, and 2020, primarily from asset acquisitions completed during the 2021 period totaling $784,000 and additional investments in joint ventures of $49,401, partially offset by $75,000 in cash proceeds from the sale of a website.

Financing Activities

Cash flows from financing activities was $249,354 and $785,203 for the six months ended June 30, 2022 and 2021. During the 2022 period, we raised $316,500 from sales of preferred stock in a private exempted offering, and $44,000 of proceeds from notes payable, which were partially offset by dividend payments of $44,995, payments on notes payable of $31,151 and payment of the contribution towards its investment in JV IV of $35,000. During the 2021 period, we raised the aggregate amount of $965,000 by issuing preferred stock to various investors in a private exempted offering, $10,000 from the sale of common stock in a private exempted offering, and $48,000 from the issuance of short-term notes payable. The Company made payments on various notes payable of $171,010 and paid $35,000 towards its investment in JV IV.

Cash flows from financing activities was $3,097,017 and $799,500 for the years ended December 31, 2021 and 2020. During the year 2021, we raised the aggregate amount of $1,415,000 by issuing preferred stock to various investors in a private exempted offering, $2,010,000 from the sale of common stock in a private exempted offering, and $108,000 from the issuance of short term notes payable. The Company made payments on various notes payable of $270,656 and paid $60,000 towards its investment in JV IV.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as defined by Item 303(a)(4) of SEC Regulation S-K, as of June 30, 2022.

Contractual Obligations

As of June 30, 2022, we had no material obligations requiring payments in the future.

Critical Accounting Policies

The following are the Company’s critical accounting policies:

Investment in Unconsolidated Entities – Equity and Cost Method Investments

We account for our interests in entities in which we are able to exercise significant influence over operating and financial policies, generally 50% or less ownership interest, under the equity method of accounting. In such cases, our original investments are recorded at cost and adjusted for our share of earnings, losses and distributions. We account for our interests in entities where we have virtually no influence over operating and financial policies under the cost method of accounting. In such cases, our original investments are recorded at the cost to acquire the interest and any distributions received are recorded as income. All investments are subject to our impairment review policy. The Company recognized the value of its investments in these joint ventures at carryover basis based on the amount paid by the CEO to the joint venture for Onfolio JV 1 LLC, and agreed to pay the joint venture the contribution for Onfolio JV II LLC and Onfolio JV III LLC at the carryover basis for the amount the interest was acquired for by the CEO.

The current investment in unconsolidated affiliates accounted for under the equity method consists of a 35.8% in interest in Onfolio JV IV, LLC (“JV IV”), which is involved in the acquisition, development and operation of websites to produce adverting revenue. The initial value of an investment in an unconsolidated affiliate accounted for under the equity method is recorded at the fair value of the consideration paid.

52

Variable Interest Entities

Variable interest entities (“VIEs”) are consolidated when the investor is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE. The Company is not considered the primary beneficiary of any VIE’s as the joint ventures do not qualify as variable interest entities under the requirements of ASC 810, as the joint ventures 1) have sufficient equity to finance its activities; 2) have equity owners that as a group have the characteristics of a controlling financial interest in the business, through the ability to vote on a majority basis to change the managing member of the respective joint ventures, and 3) are structured with substantive voting rights. The Company accounts for its investments in the joint ventures under either the cost or equity method based on the equity ownership in each entity.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “new revenue standard”) to all contracts using the modified retrospective method.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company’s sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer.

Long-lived Assets

Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations.

In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

53

BUSINESS

Company Overview

We acquire controlling interests in and actively manage small websites that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows,

(iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of websites with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Our ideal acquisition candidate has the following characteristics:

•	Proven track record with paid media;
•	A product, physical or digital with satisfied customers and brand equity;
•	Upwards growth trajectory;
•	Growing industry or sector;
•	Attractive purchase price;
•	Under-utilized marketing assets or channels;
•	Passionate, high-value audience or customer base;
•	Attractive profit margin and cashflow;
•	Diversified traffic and revenue sources; and
•	Content or community-based.

We currently operate in the following verticals: Pets, Arts and Crafts, B2B SEO Services, Molecular Hydrogen Supplements, Computers, Graphic Design, and People Search. We anticipate a combination of continuous expansion of these verticals and increasing our share within them. Our business model is not based around success in a particular “niche”, but rather focusing on certain verticals and mediums where content has a key part to play (for example, the MightyDeals community, or the Pet vertical publishing arm).

54

Market Opportunity

We acquire controlling interests in and actively manage small websites. We characterize small websites as those that generate annual cash flows of up to $5 million per year. We believe that the acquisition market for these websites is highly fragmented and often provides opportunities to purchase at more attractive prices and achieve better outcomes for our shareholders. We believe this is driven by the following factors:

•	third-party financing for these acquisitions is often less available or terms are less favorable for the borrower;

•	sellers of these websites frequently consider non-economic factors, such as legacy or the effect of the sale on their employees;

•	these websites are more likely to be sold outside of an auction process or as part of a limited process;

•	“add-on” acquisitions can often be completed at attractive multiples of cash flow

•	many would-be buyers of these websites are restricted by their inability to operate these websites; and

•

the existence of a sweet spot where websites are too big for small/individual buyers and too small for other institutional buyers. We expect to be among the best resourced and most experience buyers in this acquisition sector.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and distinguish us from our competitors:

•

our senior management team has approximately 70 years of combined experience in Internet connected businesses. We believe that we have assembled a senior management team with highly complementary skills and experiences in the industry, accounting, finance, and acquisitions;

•	our team is decentralized and cross border, which enables us to identify, recruit and retain high quality talent wherever they reside;
•	many buyers focus on one vertical or niche, which limits their opportunity and concentrates their risk. We operate in a wider industry with competence in multiple models;
•	we believe our disciplined approach to our target market provides opportunities to methodically purchase attractive websites at values that are accretive to our shareholders;
•

we believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small websites available for acquisition;

•

we believe our financial structure allows us to acquire websites efficiently with little or no third-party financing contingencies and, following acquisition, to provide our websites with access to growth capital, without being dependent on third-party transaction financing;

•

it has been our experience that our ability to acquire websites without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of websites who are interested in confidentiality and certainty to close;

•	we believe that as a public company, we will become a preferred buyer of these websites, due to the above factors being added to the integrity that a public company brings; and
•

we believe that private company operators looking to sell their websites may consider us an attractive purchaser because of our ability to provide ongoing strategic and financial support for their website.

55

Strategy

In seeking to maximize shareholder value, we focus on finding websites with under-utilized marketing assets, strong growth, and areas of operational improvements. We then accelerate what is working and fix what is not.

Acquisition Strategy

Our strategy to grow our business involves the acquisition of websites that we expect to both complement existing verticals, existing websites, and allow us to add new verticals. We are strong in “content” and believe the internet of the future will be built around communities, even more so than it is today. We believe that attractive opportunities to make such acquisitions will continue to present themselves as a result of the abundance of selling founders with a limited skillset or narrow focus. This provides us with an opportunity for optimization and growth in the average small website that is for sale. We benefit from our management team’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management team’s experience and expertise in researching and valuing prospective target websites, as well as negotiating the ultimate acquisition of such target website.

We believe there are opportunities to acquire “distressed” eCommerce and content websites, or where the sellers have not optimized the website to the fullest. The opportunity (both short and long term) is our ability to find websites where there are leverage points and growth opportunities that the current website owners have not fully utilized. There are ample websites for sale within our target price zone, which provides us with numerous opportunities to buy high quality websites at reasonable prices. We use a series of quantitative, qualitative, financial, and legal criteria by which we evaluate each potential acquisition. We plan to acquire businesses with an income focus, and our target is to acquire businesses generating income of 20% to 30% internal rate of return, although there can be no guarantee that we will achieve this target. Among the factors considered are: (1) the business track record of revenue and earnings; (2) the type of business; (3) the experience and skill of the active management team of the business; (4) our assessment of the longevity and staying power of the underlying business; and (5) the potential for revenue growth and capital appreciation. As of the date of this prospectus, we have no agreements to make any acquisitions.

As we grow our team, we may not be able to find, vet, and acquire websites at the speed required for short term financial performance. We rely on our team’s ability to evaluate potential acquisitions. Further, we believe our company excels at finding acquisition opportunities where the seller has not fully optimized their website. We are good at growing websites where digital marketing is the leverage point, and our experience and multi-channel skillset allows us to add a lot of value to existing websites. This will likely be the case for some time, giving us the opportunity to continue to grow the majority of our acquisitions organically. We also believe that due to our corporate structure, our comfort with a remote workforce, and our status as a public company, we will be able to attract and incentivize talent to help both with our deal flow and acquisition efforts, and our organic growth.

Quality Assurance Programs and Processes

Quality Assurance (“QA”) practices differ depending on the products. Before we acquire any website that deals with physical products, we research reviews of the products online to see if there is a large number of complaints. We also look at the refund rate, and if dealing with a manufacturer on somewhere such as Alibaba, we also look at that manufacturer’s reviews. We also ask for any relevant certificates, licenses, or compliance documents.

In some instances, we may purchase the products ourselves, and this is something we will develop more procedures around as we increase our eCommerce acquisition activities. In the case of Vital-Reaction.com, for our supplement products, we require that our manufacturer be in compliance with cGMP guidelines. We require the manufacturer provide a 3 rd party Certificate of Analysis (COA) of the products, which we then replicate with an independent 3rd party laboratory.

To support our claims about the amount of hydrogen production (measured in parts per million) we’ve contracted with a 3rd party laboratory to perform gas chromatography to measure the hydrogen output of our tablets and dermal devices. Our hydrogen inhalation products undergo extensive QA testing in the factories, with supporting documentation and videos provided by the manufacturers, and we spot audit all incoming products to have it evaluated for quality by our in-house technician.

56

Management Strategy

Our management strategy involves a combination of sharing resources across websites, and employing dedicated managers of individual websites. We give a lot of autonomy to our individual managers, supporting them where necessary, but otherwise allowing them the freedom to grow the websites in line with their goals and responsibilities.

Our Websites

Our Company is structured as follows:

57

As of the date of this prospectus, we own and/or manage the following 18 websites:

Mightydeals.com – Own

In January 2021, we acquired Mightydeals.com and its related domain names. Mightydeals.com is a vendor of design bundles and deals for freelance designers, agencies, hobbyists and solopreneurs. The website works with creators of design templates, fonts, software, and training (the vendors) and offers their works at steep discounts. It then shares the revenue with the vendors. Our Company holds a 100% ownership stake in Mighty Deals LLC, which owns Mightydeals.com.

Vital-Reaction.com – Own

In December 2020, we acquired Vital-Reaction.com. Vital-Reaction.com is a supplements website providing molecular hydrogen tablets, clinical and retail inhalers, dermal therapy devices, grounding mats, and other related products. The website operates out of Boulder, Colorado, and ships across the U.S. and internationally. Products are sourced from within the US, Japan, and China. Customers range from retail customers to U.S. clinicians and doctors who resell or refer customers. Our Company holds a 100% ownership stake in Vital Reaction LLC, which owns Vital-Reaction.com.

Allthingsdogs.com – Own

In December 2020, we acquired Allthingsdogs.com. Allthingsdogs.com is a publishing website in the pet dog vertical. It publishes informational articles related to every breed of dog. The information ranges from how to care for a certain breed, to the best types of dog food, to training tips. As well as advertising revenue, the website earns money from affiliate commissions and sales of its own ebooks and informational products. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. Our Company holds a 100% ownership stake in Allthingsdogs.com.

Prettyneatcreative.com – Own

In August 2021, we acquired Prettyneatcreative.com. Prettyneatcreative.com is an eCommerce website in the diamond painting niche. It operates via a drop shipping model, avoiding the need to keep inventory. Products are shipped via air and sea from China and over overseas manufacturing locations. The website’s customers are hobbyists who buy multiple times throughout their customer lifetime. One area of development in process is ordering in bulk from the manufacturers in order to be able to store inventory and ship directly to consumers in the U.S., speeding up delivery times and customer satisfaction. Our Company holds a 100% ownership stake in Onfolio Crafts LLC, which owns Prettyneatcreative.com.

Digitallyapproved.com – Own

In June 2020, we commenced the operations of Digitallyapproved.com. Digitallyapproved.com offers both a newsletter on social media marketing, and a Pinterest management agency. Clients of the service receive help with growing their exposure and traffic on and off the Pinterest platform. Subscribers of the newsletter receive information about the latest trends and case studies within the social media marketing vertical. Our Company holds a 100% ownership stake in Digitallyapproved.com.

Fishkeepingworld.com – Manage/Own

In January 2020, we began to manage Fishkeepingworld.com. Fishkeepingworld.com is a publishing website in the ornamental fish and aquarium space. It provides information for hobbyists on how to care for their fish, maintain their tank, and level up their hobby. Our Company holds a 8.17% ownership stake in Onfolio JV I, LLC, which owns Fishkeepingworld.com and we receive a management fee of $2,500 per month and 50% profit share of any profits above $12,500 per month for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

58

Asubtlerevelry.com – Manage/Own

In January 2020, we began to manage Asubtlerevelry.com. Asubtlerevelry.com covers topics ranging from hosting a house party, to bachelorette party ideas, to recipes, to crafts. The site is a pure content and display advertising site. Long term, the site is forming a strong part of the growing craft/DIY vertical that several of our other managed sites are in. Our Company holds a 6.42% ownership stake in Onfolio JV II LLC, which owns Asubtlerevelry.com and we receive a management fee of $1,500 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Wowfreestuff.co.uk – Manage/Own

In April 2020, we began to manage Wowfreestuff.com. Wowfreestuff.com has a large audience of hundreds of thousands of people in the UK who want to be notified when companies do freebies and giveaways. Many of these companies pay a commission to the site for helping promote their freebies. Our Company holds a 9.7052% ownership stake in Onfolio JV III LLC, which owns Wowfreestuff.com and we receive a management fee of $3,000 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website was producing $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Woofwhiskers.com – Manage/Own

In June 2020, we began to manage Woofwhiskers.com. Woofwhiskers.com is a website reviewing dog food, providing high quality reviews, and receiving lucrative referral fees from dog food companies. The dog food space is competitive, and vendors build strong relationships with high quality publishers to help promote their brands. Woofwhiskers.com is one such website which enjoys strong relationships in the space. Over time, Woofwhiskers.com is building its own audience of dog lovers and will launch its own digital products, and eventually physical products. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. These websites earn revenue from display advertising and from affiliate commissions. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

Perfectdogbreeds.com – Manage/Own

In October 2020, we began to manage Perfectdogbreeds.com. Perfectdogbreeds.com is a guide to owning all the different breeds of dogs in existence. Similar to Allthingsdogs.com (which focuses on care guides), Perfectdogbreeds.com earns money from display advertising, and its high traffic volume makes this is a lucrative monetization option. This website is one of our three websites in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. The website earns revenue from display advertising. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

Craftwhack.com – Manage/Own

In May 2020, we began to manage Craftwhack.com. Craftwhack.com is a website with free content teaching people how to perform certain arts and crafts. It earns revenue from affiliate commissions and display advertising. Similar to the dog vertical, we manage or own numerous sites in the crafting/DIY/home vertical, and plan to continue growing and improving our presence in the space. Audiences are passionate in this industry, and our skills in content publishing, eCommerce, and digital products gives us ample opportunity to add value and grow revenues in the space. As we now have more presence and more of our owned products in the space, we plan to use Craftwhack.com to continue to grow revenues across the portfolio and generate profits in its own right. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

59

Backgroundhawk.com – Manage/Own

In October 2020, we began to manage Backgroundhawk.com. Backgroundhawk.com is a review website and sits squarely in the growing and lucrative background check and legal check industry. Our Company receives 20% of free cash flows for managing this website. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

Outreachmama.com – Manage

In November 2020, we began to manage Outreachmama.com. Outreachmama.com is an SEO/content marketing services website working with individuals and agencies to grow their presence in Google.com. The owners of this website are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it, plus a management fee of $4,000 per month. Outreachmama.com is one of our two websites in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio sometimes makes use of these services too.

Getmerankings.com – Manage

In October 2021, we began to manage Getmerankings.com. Getmerankings.com is another SEO/content marketing website. The owners of this website are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it plus a management fee of $4,000 per month for managing this website. Getmerankings.com is one of our two websites in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio will likely make use of these services too.

Everythingreptiles.com – Manage

In August 2021, we began to manage Everythingreptiles.com. Everythingreptiles.com is a content website in the pet reptiles space. It earns revenues from display advertising. Our Company receives 20% of net profits of this website plus a management fee of $833 per month for managing this website.

Familyfoodgarden.com – Manage

In July 2019, we began to manage Familyfoodgarden.com. Familyfoodgarden.com offers content related to gardening, growing one’s own vegetables, and recipes. The website has a small but engaged audience, who at times will also purchase informational products from the site. The site earns most of its revenue from display advertising. Our Company receives a profit share of 50% of growth of profits, plus a management fee of $500 per month for managing this website.

Hobbyhelp.com – Manage

In December 2020, we began to manage HobbyHelp.com. HobbyHelp.com is a resource for a wide range of hobbies, anything from metal detecting to surfing. Content is monetized in a variety of ways, predominantly through display advertising and affiliate commissions, such as those generated by the Amazon Associates program. We believe that long term, there is a huge opportunity to build engaged audiences around various different hobbies, and a community (both tangible and intangible) is in the pipeline. Our Company receives a profit share of 50% of growth of profits, plus a management fee of $1,000 per month for managing this website.

60

Onthegas.org – Manage

In May 2020, we began to manage Onthegas.org. Onthegas.org offers content related to recipes, cooking tips, and reviews of cooking equipment. Content is monetized via a combination of display advertising and affiliate commissions. Our Company receives $1,000 per month plus 50% of profit growth for managing this website.

Competition

We experience competition at both the acquisition company level and individual portfolio company level. There is an increased level of acquisition activity in the online business space from both new entrants and existing companies. We may compete for acquisitions with companies such as InterActiveCorp, FuturePLC, WeCommerce Holdings, Emerge Commerce, Red Ventures and Thrasio to name a few.

We may sometimes find our individual brands competing against one another, but the main factor we compete on is deal flow and closing acquisitions at an attractive price. In the acquisition space we believe the principle competitive factors are:

•	reputation of acquiring company;
•	valuation of target company;
•	convenience of due diligence; and
•	time to closing.

At the portfolio level, Vital Reaction competes with brands such as DrinkHRW, DrMercola and Quicksilver Scientific. In this industry we believe the principle competitive factors are:

•	quality of product;
•	communication of benefits;
•	price of product;
•	safety; and
•	customer satisfaction.

For MightyDeals, the main competitors are other marketplaces or “deal” providers, such as AppSumo, FontBundles, CreativeMarket, and a few others. We mostly compete for securing exclusive deals with vendors, and brand loyalty.

61

We believe in this industry the principle competitive factors are:

•	volume and popularity of deals;
•	pricing of deals and relative discount; and
•	exclusivity of deals.

Intellectual Property

We regard some aspects of our internal operations, software, and documentation as proprietary, and rely primarily on a combination of contract and trade secret laws to protect our proprietary information. We believe, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protections are less significant than factors such as the knowledge, ability, and experience of our employees, frequent software product enhancements, and the timeliness and quality of our support services. The source code for our proprietary software is protected as a trade secret. We enter into confidentiality or license agreements with our employees, consultants, and clients, and control access to and distribution of our software, documentation, and other proprietary information. We cannot guarantee that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We do not believe our software products or other proprietary rights infringe on the property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

We have registered trademark and copyrights for the Vital Reaction and Mighty Deals company name. We may file trademarks, copyrights, and patents for our other websites as well.

Government Regulation

We are subject to a variety of domestic and foreign laws and regulations in the U.S. and abroad involving matters that are important to (or may otherwise impact) our various websites, such as broadband internet access, online commerce, privacy and data security, advertising, intermediary liability, consumer protection, taxation, worker classification and securities compliance. These domestic and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are continually evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations (and any amended, proposed or new laws and regulations) are often uncertain, particularly in the Internet industry, and may vary from jurisdiction to jurisdiction and over time, which could result in conflicts with the current policies and practices of our websites.

Because we conduct substantially all of our business on the Internet, we are particularly sensitive to laws and regulations that could adversely impact the popularity or growth in use of the Internet and/or online products and services generally, restrict or otherwise unfavorably impact whether or how we may provide our products and services, regulate the practices of third parties upon which we rely to provide our products and services and/or undermine an open and neutrally administered Internet access. For example, in December 2017, the U.S. Federal Communications Commission (the “FCC”) adopted the Restoring Internet Freedom Order. This order, which was released in January 2018 and took effect in June 2018, reversed net neutrality protections in the United States that had been in place since 2015, including the repeal of specific rules against blocking, throttling or “paid prioritization” of content or services by Internet service providers. Also, Section 230 of the Communications Decency Act of 1996 (“Section 230”), which generally provides immunity for website publishers from liability for third party content appearing on their platforms and the good faith removal of third party content from their platforms that they may deem obscene or offensive (even if constitutionally protected speech), since its adoption has been (and continues to be) subject to a number of challenges. The immunities conferred by Section 230 could also be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, the U.S. Congress amended Section 230 to remove certain immunities and most recently, in 2020, various members of the U.S. Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Any future adverse changes to Section 230 could result in additional compliance costs for us and/or exposure for additional liabilities.

62

Because we receive, store and use a substantial amount of information received from or generated by our users and subscribers, we are also impacted by laws and regulations governing privacy, the storage, sharing, use, processing, disclosure and protection of personal data and data security, primarily in the case of our operations in the United States and the European Union and the handling of personal data of users located in the United States and the European Union. Recent examples of comprehensive regulatory initiatives in the area of privacy and data security include a comprehensive European Union privacy and data protection reform, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018. The GDPR, which applies to certain companies that are organized in the European Union or otherwise provide services to (or monitor) consumers who reside in the European Union, imposes significant penalties (monetary and otherwise) for non-compliance, as well as provides a private right of action for individual claimants. The GDPR will continue to be interpreted by European Union data protection regulators, which may require us to make changes to our business practices and could generate additional risks and liabilities. The European Union is also considering an update to its Privacy and Electronic Communications Directive to impose stricter rules regarding the use of cookies.

In addition, in October 2015, the European Court of Justice (“ECJ”) invalidated the U.S.-EU Safe Harbor framework that had been in place since 2000 for the transfer of personal data from the European Economic Area (the “EEA”) to the U.S., and on July 16, 2020, the ECJ invalidated the EU-U.S. Privacy Shield as an adequate safeguard when transferring personal data from the EEA to the U.S. These regulations continue to evolve and may ultimately require us to devote resources towards compliance and/or make changes to our business practices to ensure compliance, all of which could be costly. Also, the exit from the European Union by the United Kingdom could result in the application of new and conflicting data privacy and protection laws and standards to our operations in the United Kingdom and our handling of personal data of users located in the United Kingdom. At the same time, many jurisdictions abroad in which we do business have already or are currently considering adopting privacy and data protection laws and regulations.

Moreover, while multiple legislative proposals concerning privacy and the protection of user information are being considered by the U.S. Congress and various U.S. state legislatures, certain U.S. state legislatures have already enacted privacy legislation, one of the strictest and most comprehensive of which is the California Consumer Privacy Act of 2018, which became effective on January 1, 2020 (the “CCPA”). The CCPA provides new data privacy rights for California consumers, and restricts the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations. The CCPA also provides consumers with a private right of action for security breaches, as well as provides for statutory damages. In addition, on November 3, 2020, California voters approved Proposition 24 (the “California Privacy Rights Act of 2020”), which amends certain provisions of the CCPA and becomes effects January 1, 2023, will further restrict the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations and/or impose additional operational requirements on such websites. Lastly, the U.S. Federal Trade Commission has also increased its focus on privacy and data security practices, as evidenced by the first-of-its-kind, $5 billion dollar fine against a social media platform for privacy violations in 2019. As a result, we could be subject to various private and governmental claims and actions in this area.

As a provider of certain subscription-based products and services, we are also impacted by laws or regulations affecting whether and how our websites may periodically charge users for membership or subscription renewals. For example, the European Union Payment Services Directive, which became effective in 2018, could impact the ability of certain of our websites to process auto-renewal payments for, as well as offer promotional or differentiated pricing to, users who reside in the European Union. Similar laws exist in the U.S., including the federal Restore Online Shoppers Confidence Act and various U.S. state laws, and legislative and regulatory enactments or amendments are under consideration in a number of U.S. states.

We are also sensitive to the adoption of new tax laws. The European Commission and several European countries have recently adopted (or intend to adopt) proposals that would change various aspects of the current tax framework under which certain of our European websites are taxed, including proposals to change or impose new types of non-income taxes (including taxes based on a percentage of revenue).

In addition, in the case of certain websites, such as Vital Reaction, we must be compliant with U.S. Food and Drug Administration (“FDA”) regulations for claims made by supplement companies. All of our marketing materials must be in alignment with both the spirit and letter of the disclaimer, “These products/claims have not been evaluated by the FDA. These products are not intended to diagnose, treat or cure any health conditions.”

We are also subject to laws, rules and regulations governing the marketing and advertising activities of our various websites conducted by or through telephone, email, mobile digital devices and the Internet, including the Telephone Consumer Protection Act of 1991, the Telemarketing Sales Rule, the CAN-SPAM act and similar state laws, rules and regulations, as well as local laws, rules and regulations and relevant agency guidelines governing background screening.

63

Further, all of our websites could subject to the Americans with Disabilities Act (the “ADA”) The ADA does not explicitly address online compliance. With no specific coverage under the law, it usually falls to the courts to determine how ADA standards apply to websites—or whether they do at all.

Lastly, as a company based in the U.S. with foreign offices in various jurisdictions worldwide, we are subject to a variety of foreign laws governing the foreign operations of our various websites, as well as U.S. laws that restrict trade and certain practices, such as the Foreign Corrupt Practices Act.

Non-Government Regulation

From a non-Governmental standpoint, we also need to comply with policies and terms of service on various platforms, including but not limited to: Facebook, Facebook Ads, Instagram, Pinterest, Google Ads, Google Search, Twitter, TikTok, and YouTube.

Properties and Facilities

The Company is a remote company, meaning that it does not have a physical office where employees work. Our executive officers and other employees have the option of either telecommuting or working from somewhere else. We lease and maintain an office out of our chief executive officer’s residence at the Executive Centre Taipei, Level 4, Neihu New Century Building No, No. 55, Zhouzi St, Neihu District, Taipei City, 114, Taiwan (approximately $400 per month), a community and co-working space at The Mill at 1007 North Orange Street, 4 th Floor Wilmington, Delaware 19801 ($75 per month) and storage space at 3002 Nelson Road, Longmont, Colorado, 80503 ($159 per month). We do not currently own any real estate. We consider our space at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 to be our principal executive office.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

Employees

We have 6 full-time employees and 1 part-time employee. Our company also utilizes 13 full time contractors in connection with its business operations.

Corporate History and Information

Onfolio Holdings Inc. was incorporated as a C-corporation under the laws of the State of Delaware on July 20, 2020 and our initial wholly owned operating subsidiary, Onfolio LLC, a Delaware limited liability corporation, was formed on May 14, 2019.

We consider our space at 1007 North Orange Street, 4 th Floor Wilmington, Delaware 19801 to be our principal executive office. The Company is a remote company, meaning that it does not have a physical office where employees work. Our executive officers and other employees have the option of either telecommuting or working from somewhere else. The Company employs workers in numerous time zones around the world. Our telephone number is (682) 990-6920. Our website address is located at https://www.onfolio.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

64

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our executive officers and directors as of the date of this prospectus:

Name	Age	Positions
Dominic Wells	37	Chief Executive Officer, Chief Revenue Officer, Secretary, Treasurer, Director (Chair of Board)
Esbe van Heerden	30	President
Yury Byalik	37	Head of Strategy and Acquisitions
Adam Trainor	38	Chief Operations Officer
Jack W. Hawkins, III	46	Chief Financial Officer
Andrew Lawrence	52	Director, Compensation Committee, Nominating and Corporate Governance Committee (Chair)
David McKeegan	47	Director, Compensation Committee, Audit committee Nominating and Corporate Governance Committee
Robert J. Lipstein	67	Director, Audit committee (Chair)
Mark N. Schwartz	66	Director, Audit committee, Compensation Committee (Chair)

Dominic Wells – Chief Executive Officer and Director

Dominic Wells has served as our Chief Executive Officer since August 2020 and as a Director since July 2020, and as Chief Executive Officer of Onfolio LLC since May 2019. He is responsible for developing and implementing our Company’s long term business strategy and direction. From August 2013 to April 2019, Mr. Wells was the founder and director of Digital Wells Limited (Hong Kong), where he grew the Company and the Human Proof Designs (Humanproofdesigns.com) website. Human Proof Designs is an internet marketing agency offering website creation, search engine optimization services, content marketing and content creation services, and affiliate marketing training. After founding Digital Wells Limited (Hong Kong) and growing it for 5 years, Mr. Wells exited the company in 2019. Mr. Wells’ qualifications to serve on our Board include his knowledge of our Company and his leadership at our Company. Mr. Wells completed a BA (Hons) in Media Practice & Theory from the University of Sussex, UK in 2006.

Esbe van Heerden – President

Esbe van Heerden has served as our President since February 1, 2022, where she is responsible for implementing and developing our Company’s shorter term business strategy and our Company’s budgeting and performance tracking. Previously, she served as our Chief Operations Officer August 2020 to January 31, 2022, and as Chief Operations Officer of Onfolio LLC since May 2019. During her time at our Company, Ms. van Heerden has overseen an expansion from five team members, to 32, and monthly recuring revenue (MRR) growth of more than 700%. She joined our Company after successfully building a boutique publishing house, NonFiction LLC, that helped CEOs and consultants succeed in publishing their books. From June 2016 to December 2018, Ms. van Heerden built out the systems to guide new authors through the writing and publishing process, and grew to a team of 15+ staff members. Ms. van Heerden completed a triple major: a BSc in Biomedical Science, a BSc in Molecular Biology, as well as a BS in Forensic Biology and Toxicology, and was awarded the Vice-Chancellor’s Commendation for Academic Excellence. She graduated in 2015 from Murdoch University, Australia.

65

Yury Byalik – Head of Strategy and Acquisitions

Yury Byalik has served as the Head of Strategy and Acquisitions since May 2020 and has previously served as the Director of SEO from January 2020 when he first joined our Company. He is responsible for: building and maintaining a pipeline of acquisition targets, evaluating targets based on company acquisition criteria, performing due diligence and negotiation of acquisitions in cooperation with the CEO and company subject matter experts. He has 15+ years of experience in marketing having worked across many different industries and verticals, helping businesses grow revenue and traffic. Having the ability to work across a wide array of marketing industries and organizations has given him unique insights that he has leveraged for the benefit of our Company. From January 2018 to January 2019, Mr. Byalik served as the Lead Strategic Consultant for Epsilon, a Publicis Groupe subsidiary, where he helped advise clients on digital marketing strategies. From August 2016 to January 2018, Mr. Byalik worked at AJ Madison, a leading appliance retailer, first starting as SEO manager and later promoted to SEO director after successfully scaling their organic traffic and revenue. From November 2014 to August 2016, Mr. Byalik served as the Digital Marketing Manager at Graham & Brown, a UK-based wallpaper manufacturer and retailer, where he developed and implemented the U.S. eCommerce strategy to grow traffic, sales and improve customer experience. Mr. Byalik received his B.S. in Business from Pace University and his J.D. from Widener University School of Law.

Adam Trainor – Chief Operations Officer

Adam Trainor has served as our Chief Operations Officer since February 2022, and prior to that served as the director of a portfolio of our Company from November 2020 to January 2022, overseeing Vital Reaction LLC, Outreachama LLC, Getmerankings LLC, alongside various content/media properties. He is responsible for executing our business strategy and managing portfolio/department leadership. Before joining Onfolio, Mr. Trainor served as the CEO of Vital Reaction LLC, from April 2019 to December 2020. Mr. Trainor is also a board certified chiropractic physician and clinical nutritionist and has worked in a variety of pain management settings, including at Walter Reed National Military Medical Center in Bethesda, MD from November 2018 to April 2019. Also, from September 2010 to January 2019, Mr. Trainor served as the founder and CEO of Thirdspace LLC, an academic tutoring agency where he ran all aspects of the agency. Mr. Trainor graduated summa cum laude with a BA in History from Boston University in 2012. He also holds a Doctorate in chiropractic medicine (2019) and Masters of Science in clinical nutrition (2018) from the Northeast College of Health Sciences.

Jack W. Hawkins, III – Chief Financial Officer

Jack W. Hawkins, III has served as our Chief Financial Officer since March 2022, where he is responsible for our Company’s financial and accounting matters, implementing and maintaining our financial controls and procedures and developing our Company’s financial projections. He brings experience managing accounting, finance, and treasury functions in publicly traded companies. Prior to joining our Company, from February 2021 to November 2021, Mr. Hawkins was the Chief Financial Officer for Ring2Media, Inc where he guided the company through acquisition activity. From March 2018 to January 2021, he served as Senior Treasury Manager where managed working capital for Omnicom Group Inc. From February 2014 to October 2018, Mr. Hawkins was the Vice President of Finance and Accounting for Geometry Global, WPP’s end-to-end Creative Commerce Agency and served as the Controller for the same agency from July 2013 to February 2014. Mr. Hawkins has a Bachelor’s in Economics (2005) and an MBA with a concentration in Finance (2007) from California State University. He also has a doctorate from the University of Maryland (2014). His doctoral dissertation, which examined industrial economics and strategic management, was published in 2014. In addition to his corporate role, he is a professor for Indiana Wesleyan University where he has been teaching graduate-level finance and economics courses since 2016.

Andrew Lawrence – Director

A.J. Lawrence has served as a director since January 2022. Since June 2006 he has been the founder and director of the JAR Group & subsidiaries (USA), where he grew the company to reach the Inc. 500 twice and win many industry awards. The JAR Group is an internet marketing agency offering analytics, media buying, search engine optimization services, content marketing, content creation services, and affiliate program management. After founding the JAR group and growing it for 10 years, Mr. Lawrence sold the media buying, SEO, and affiliate program management divisions of the company. Mr. Lawrence’s qualifications to serve on our Board include his knowledge of our industry, multiple angel investments, and advisory roles, and his executive management experience. Mr. Lawrence completed a BA in International Relations 1991 & an MBA in International Business in 1994 from the University of South Carolina.

66

David McKeegan – Director

David McKeegan has served as a Director since January 2022. Mr. McKeegan is the Co-founder and CEO of Greenback ETS which was founded in 2009 and serves thousands of U.S. expat clients around the world become and stay compliant with their U.S. taxes while overseas. He is also the Co-founder and CEO of GBS Tax and Bookkeeping, which was started in 2018 and serves entrepreneurs and startups who incorporate in the United States. Prior to Co-founding Greenback ETS, Mr. McKeegan was an Associate Director with the Bank of Scotland and worked on their syndicated loan desk for 5 years from 2005-2009. Mr. McKeegan’s qualifications to serve on our Board include his years of experience assisting corporations manage their finances, tax preparation documents and bookkeeping, along with his experience in finance and banking. Mr. McKeegan is an IRS Enrolled Agent, received his MBA from IESE in Barcelona, Spain in 2004 and his BA from Loyola College in Maryland in 2009. Mr. McKeegan also worked for JPMorgan Chase from 1997-2002.

Robert J. Lipstein – Director

Robert J. Lipstein has served as a director since March 2022. In 2021, Mr. Lipstein joined the board of directors of Firstrust Bank and since 2019 has been a board member of Seacoast Banking Corporation of Florida (NASDAQ:SBCF) where he chairs its Audit Committee and is a member of the Enterprise Risk Management Committee. Since 2017 he has been a director at CrossCountry Consulting, a privately held consulting firm that focuses on corporate advisory services, and a board member of Einstein Healthcare Network and is its current Audit Committee Chair and a member of its finance and IT committees. Mr. Lipstein joined the board of directors in of Infrasight Software in 2020, a start-up venture that provides software that powers Hybrid IT and Multi-Cloud business decisions. Mr. Lipstein previously served as an independent board member of Ocwen Financial (NYSE), a mortgage loan servicer where he was a member of the Audit Committee and Compensation Committee from 2017 to 2020. In addition, he is a retired KPMG senior partner where he held numerous leadership roles including, Global Partner in Charge of Sarbanes Oxley Services, Global Managing Partner of IT Business Services, Partner in Charge of KPMG’s financial service practice and partner in charge of KPMG’s advisory practice for the Mid-Atlantic region. Mr. Lipstein’s qualifications to serve on our Board include his experience as a public and private company board member and as a certified public accountant, in addition to his over 40 years of diversified business experience. He is a graduate of the University of Pennsylvania Director Institute, an Emeritus member of the Weinberg Center for Corporate Governance and he earned a Bachelor’s degree in Accounting from the University of Delaware.

Mark N. Schwartz – Director

Mark Schwartz has served as a director since March 2022. Previously, from March 2017 to January 2021, he served as member of the Board of Directors and on the Audit and Compensation Committees of The Bartell Drug Company, a $500+ million pharmacy retailer where he led planning and implementation of a successful sale to Rite Aid Drug Corporation. From January 2016 to December 2019, Mr. Schwartz served as a member of the Board of Directors of Glass-Media Inc., an ad-tech software & hardware provider for display advertising, where he advised on successful rounds of company financing. From January 2012 to December 2015, Mr. Schwartz served as a member of the Board of Directors of Specialty Commodities, Inc., a natural, organic food products company selling and processing nuts, seeds, ancient grains, and pet foods, where he consulted on positioning and strategy for sale of the company to Archer Daniels Midland. Mr. Schwartz’s qualifications to serve on our Board include his extensive background as a public and private company CEO, CFO, and board member with experience planning and implementing profit improvement and exit strategies in a variety of consumer, technology, media and healthcare companies. He has extensive mergers and acquisitions, corporate finance, IPO, financial reporting systems, budgetary oversight, and financial and corporate strategy experience to accelerate revenues and profitability. He has served on several audit and compensation committees and has extensive SEC GAAP and Sarbanes-Oxley risk management expertise. Mr. Schwartz received a BA in economics and political science from Claremont McKenna College in 1978 and an MBA from Harvard Business School in 1980. He has attended the UCLA Anderson School Executive Education program in Corporate Governance in 2015.

67

Director Terms; Qualifications

Members of our Board serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, the Board focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) during the past ten years. No director or executive officer has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity. No director or officer has been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated. No director or executive officer has been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity. No director or executive officer has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Directors and Officers Liability Insurance

The Company has obtained directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures our Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our Company’s certificate of incorporation and bylaws. We have also entered into separate indemnification agreements with our directors and officers.

Family Relationships

There are no family relationships between any director, executive officer or person nominated to become a director or executive officer.

68

Director Independence

The listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) require that independent directors must comprise a majority of a listed company’s Board. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three (3) years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•

the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board has determined that A.J. Lawrence, David McKeegan, Robert J. Lipstein and Mark N. Schwartz are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “Certain Relationships And Related Person Transactions” in this prospectus.

Board Committees

Our Company’s Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees operates pursuant to its charter. The responsibilities of each committee are described in more detail below.

Nasdaq permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

69

Audit Committee

The Audit Committee’s purpose and powers are, to the extent permitted by law, to (a) retain, oversee and terminate, as necessary, the auditors of our Company, (b) oversee our Company’s accounting and financial reporting processes and the audit and preparation of our Company’s financial statements, (c) exercise such other powers and authority as are set forth in the charter of the audit committee of the Board, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board. The audit committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Board has affirmatively determined that each member who serves on the audit committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. Our Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website located at https://www.onfolio.com substantially concurrently with the consummation of this offering. The Board has affirmatively determined that each member of the audit committee is financially literate, and that each of Robert Lipstein and David McKeegan meet the qualifications of an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. The audit committee consists of Robert Lipstein, Mark Schwartz and David McKeegan. Robert Lipstein is chair of the audit committee. We believe that the functioning of the audit committee complies with the applicable requirements of the rules and regulations of the Nasdaq listing rules and the SEC.

Compensation Committee

The Compensation Committee’s purpose and powers are, to the extent permitted by law, to (a) review and approve the compensation of the chief executive officer of our Company and such other employees of our Company as are assigned thereto by the board of directors and to make recommendations to the board of directors with respect to standards for setting compensation levels, (b) exercise such other powers and authority as are set forth in a charter of the Compensation Committee of the board of directors, and (c) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the board of directors.

The Compensation Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website at onfolio.com substantially concurrently with the consummation of this offering.

The Compensation Committee consists of Mark Schwartz, David McKeegan and Andrew Lawrence. Mark Schwartz serves as chairman of the Compensation Committee. The board of directors has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules. The Company believes that the composition of the Compensation Committee meets the requirements for independence under, and the functioning of such Compensation Committee complies with, any applicable requirements of the rules and regulations of Nasdaq listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose and powers are, to the extent permitted by law, to: (a) identify potential qualified nominees for director and recommend to the board of directors for nomination candidates for the board of directors, (b) develop our Company’s corporate governance guidelines and additional corporate governance policies,

(c) exercise such other powers and authority as are set forth in a charter of the Nominating and Corporate Governance Committee of the board of directors, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the board of directors.

70

The Nominating and Corporate Governance Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our Board has adopted a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website located at https://www.onfolio.com substantially concurrently with the consummation of this offering.

The Nominating and Corporate Governance Committee consists of Andrew Lawrence and David McKeegan. Andrew Lawrence serves as chairperson. The Company’s board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of our Company’s executive officers serves, or in the past has served, as a member of the Board or its compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Company’s Board or its compensation committee. None of the members of our Company’s compensation committee is, or has ever been, an officer or employee of our Company.

Code of Conduct

Effective upon the completion of this offering, our Company’s Board of Directors will adopt a new written code of conduct applicable to its employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of conduct will be available on our principal corporate website located at https://www.onfolio.com substantially concurrently with the consummation of this offering. Any substantive amendments or waivers of the code of conduct or any similar code(s) subsequently adopted for senior financial officers may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.

Corporate Governance Guidelines

Effective upon the completion of this offering, our Company’s Board will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq, which will be available on our principal corporate website located at https://www.onfolio.com substantially concurrently with the consummation of this offering.

71

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2021 and 2020 to Dominic Wells, our Chief Executive Officer (the “named executive officer”). Neither Ms. van Heerden, Mr. Byalik, Mr. Trainor, nor Mr. Hawkins, our Company’s other executive officers are “named executive officers” pursuant to applicable SEC regulations regarding disclosure under this “Executive Compensation” section:

Name and Principal Position	Year	Stock awards($)[1]	Salary ($)	Total ($)
Dominic Wells	2021	$120,000	$-	$120,000
(Chief Executive Officer)	2020	$120,000	$3,550	$123,500

1. The aggregate grant date fair value of the stock award was computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2021 Fiscal Year-End

None.

Director Compensation

During the years ended December 31, 2021 and 2020, we did not compensate our directors for their service to our Company.

Employment Agreements

Our Company has five employment agreements with its executive officers, Dominic Wells, our Chief Executive Officer and sole named executive officer, Esbe van Heerden, our President, Yury Byalik, our Head of Strategy and Acquisitions, Adam Trainor, Company’s Chief Operations Officer and Jack Hawkins, our Chief financial Officer.

Dominic Wells Employment Agreement

On August 1, 2020, our Company entered into a written employment agreement with Mr. Wells as its Chief Executive Officer providing for an annual salary of $120,000 per year. On January 1, 2022, our Company entered into a new employment agreement with Mr. Wells as its Chief Executive Officer. Mr. Wells receives an annual salary of $150,000, which is paid semi-monthly in accordance with our Company’s normal payroll procedures. Mr. Wells will also be eligible to receive certain employee benefits and bonuses under any bonus plan program that may be established upon the completion of this offering. Mr. Wells also serves as a member of our Board for no additional compensation.

72

Esbe van Heerden Employment Agreement

Our Company entered into an employment agreement dated February 1, 2022, with Ms. van Heerden as its President. Ms. van Heerden receives an annual salary of $120,000, which is paid semi-monthly in accordance with our Company’s normal payroll procedures. Ms. van Heerden will also be eligible to receive certain employee benefits and bonuses under any bonus plan program that may be established upon the completion of this offering.

Yury Byalik Employment Agreement

Our Company entered into an employment agreement dated September 1, 2021, with Mr. Byalik as its Head of Strategy and Acquisitions. Mr. Byalik receives an annual salary of $84,000, which is paid semi-monthly in accordance with our Company’s normal payroll procedures. Mr. Byalik will also be eligible to receive certain employee benefits and bonuses under any bonus plan program that may be established upon the completion of this offering.

Adam Trainor Employment Agreement

Our Company entered into an employment agreement dated February 1, 2022, with Mr. Trainor as its Chief Operations Officer. Mr. Trainor receives an annual salary of $96,000, which is paid semi-monthly in accordance with our Company’s normal payroll procedures. Mr. Trainor will also be eligible to receive certain employee benefits and bonuses under any bonus plan program that may be established upon the completion of this offering. Additionally, in connection with his employment with the Company, Mr. Trainor was granted 21,000 non-qualified stock options pursuant to the Company’s 2020 Plan. The options have an exercise price of $5.95 per share.

Jack Hawkins, III Employment Agreement

Our Company entered into an employment agreement dated March 7, 2022, with Mr. Hawkins as its Chief Financial Officer. Mr. Hawkins receives an annual salary of $180,000, which is paid semi-monthly in accordance with our Company’s normal payroll procedures. Mr. Hawkins will also be eligible to receive certain employee benefits and bonuses under any bonus plan program that may be established upon the completion of this offering. Additionally, in connection with his employment with the Company, Mr. Hawkins was granted 21,000 non- qualified stock options pursuant to the Company’s 2020 Plan. The options have an exercise price of $14.29 per share.

Compensation of Non-Employee Directors

Compensation for our directors is discretionary and is reviewed from time to time by our Board of Directors. Any determinations with respect to Board compensation are made by our Board of Directors. On February 28, 2022, we adopted the following compensation plan for our independent directors who serve on our Board: a quarterly stipend of $7,500, with $5,000 and $2,500 payable in Company stock issued in arrears and cash, respectively. Additionally, the chair of our audit committee receives an additional quarterly stipend of $2,500 payable in cash. All directors are also entitled to reimbursement for travel expenses for attending director meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 29, 2022 by each of our directors, each of our executive officers, all of our current directors and executive officers as a group, and each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

The number of shares of our common stock beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of August 29, 2022, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person. The percentage of shares beneficially owned is computed on the basis of 2,356,445 shares of our common stock outstanding as of August 29, 2022.

73

Shares of our common stock that a person has the right to acquire within 60 days of August 29, 2022, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. The address of each holder listed below, except as otherwise indicated, is 1007 North Orange Street, 4th Floor, Wilmington, DE 19801.

	Shares beneficially	Percentage of shares beneficially owned
Name	owned	before offering	after offering
Directors and Executive Officers
Dominic Wells CEO, CRO, Director (Chair of Board)	1,165,500	49.46%	22.81%
Esbe van Heerden1 President	252,000	10.69%	4.93%
Yury Byalik2 Head of Strategy and Acquisitions	115,500	4.90%	2.26%
Adam Trainor3 Chief Operations Officer	7,644	0.33%	0.15%
Jack Hawkins, III4 Chief Financial Officer	5,544	0.23%	0.11%
Andrew “A.J.” Lawrence Director	700	0.03%	*
David McKeegan Director	700	0.03%	*
Robert J. Lipstein Director	700	0.03%	*
Mark Schwartz Director	700	0.03%	*
All Directors and Executive Officers as a group (9 persons)	1,548,988	65.17%	30.31%

5% Stockholders
Meraki Partners, LLC5	207,900	8.82%	4.07%
Dominic Wells CEO., CRO, Director (Chair of Board)	1,165,500	49.46%	22.81%
Esbe van Heerden1 President	252,000	10.69%	4.93%

* Represents beneficial ownership of less than 1%.

(1)

Esbe van Heerden was issued 252,000 restricted shares of common stock which vest over a period of three years at the rate of 1/36th beginning on August 1, 2020. She has voting rights with respect to all of her shares.

(2)

Yury Byalik was issued 115,500 restricted shares of common stock which vests over a period of three years at the rate of 1/36th beginning on August 1, 2020. He has voting rights with respect to all of his shares.

(3)	Represents options exercisable within 60 days from August 29, 2022.

(4)	Represents options exercisable within 60 days from August 29, 2022.

(5)

Includes 186,900 shares held by Meraki Partners, LLC and 21,000 shares held by Meraki Sponsor Fund I, LLC. Joel Arberman has voting and investment power over the securities held by Meraki Partners, LLC and Meraki Sponsor Fund I, LLC. Meraki Partners, LLC acquired its shares pursuant to a Consulting Agreement dated July 21, 2020. Meraki Sponsor Fund I, LLC acquired its shares for a purchase price of $5.95 per share pursuant to the Company’s last private offering of common stock.

74

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under the section entitled “Executive Compensation,” since our inception, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2021 and 2020, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

•

On July 22, 2020, our Company issued 420,000 shares to Dominic Wells, our Company’s CEO, in exchange for 100% of the membership interest of Onfolio LLC. At the time of the transaction, Mr. Wells was the sole owner of both Onfolio LLC and the Company and as such the transaction is considered a combination of entities under common control under FASB ASC 805. Onfolio LLC owned and operated several domain names that were recognized on the Company’s balance sheet at carryover basis in accordance with ASC 805. Onfolio LLC is a Delaware limited liability company and was formed on May 14, 2019 by the sole member Dominic Wells.

•	On August 1, 2020, our Company’s CEO assigned his entire 20% interest in Onfolio Groupbuild 1 LLC (“Groupbuild”) in exchange for no consideration.

•

From time to time, the Company pays expenses directly on behalf of the joint ventures that it manages and receives funds on behalf of the joint ventures. As of December 31, 2021 the balances due from the joint venture parties were $50,895 included in current liabilities, which was partially offset by $60,000 included in the current portion of due to joint ventures balance for the Company’s contribute to JV IV, and $155,000 included in long term liabilities related to the Company’s capital contribution for its equity interest in JV IV.

•

From time to time, the Company’s CEO paid expenses on behalf of the Company, and the Company funded certain expenses to the CEO. Additionally, the Company received its investments in Onfolio JV I, LLC, Onfolio JV II LLC and Onfolio JV III LLC from the CEO. The Company recognized the value of its investments in these joint ventures at carryover basis based on the amount paid by the CEO to the joint venture for Onfolio JV 1 LLC, and agreed to pay the joint venture the contribution for Onfolio JV II LLC and Onfolio JV III LLC at the carryover basis for the amount the interest was acquired for by the CEO. As of December 31, 2021, the Company was owed $51,095 by the entities controlled by the Company’s CEO, and the Company owed the CEO $480 and $40,123 as of December 31, 2021 and 2020, respectively.

For additional information, See Note 7 – Related Party Transaction in the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the consummation of this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year- end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

75

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our Company’s capital stock and provisions of our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”) are summaries and are qualified by reference to our Company’s certificate of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

The total number of shares of all classes of capital stock that our Company is authorized to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of common stock, par value

$0.001 per share (the “common stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”), of which 1,000,000 shares of preferred stock have been designated by our Board as series A preferred stock (the “series A preferred stock”).

As of August 29, 2022, our Company had outstanding 2,356,445, shares of common stock held by approximately 113 stockholders of record and 69,460 shares of series A preferred stock held by 68 stockholders of record.

Units Offered Hereby

Each unit has an initial offering price of $5.00 and consists of one share of common stock and two warrants. Each whole warrant entitles the holder thereof to purchase one share of our common stock at a price of $5.00 per share, per whole common stock. The common stock and warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering. No fractional warrants will be issued.

76

Common Stock

The holders of our Company’s common stock are entitled to one vote per share. In addition, the holders of our Company’s common stock will be entitled to receive dividends ratably, if any, declared by our Company’s Board out of legally available funds; however, the current policy of the Board is to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Upon liquidation, dissolution or winding-up, the holders of our Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Company’s common stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of the series A preferred stock, in addition to any other series of preferred stock which may be designated solely by action of the Board and issued in the future.

Warrants

The following summary of certain terms and provisions of the warrants included in the units offered hereby is not complete and is subject to and qualified in its entirety by the provisions of the form of the warrant agent agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should carefully review the terms and provisions set forth in the form of warrant agent agreement, including the annexes thereto, and the form of warrant.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $5.00 per share, or 100% of public offering price of a unit in this offering, with an initial public offering price of $5.00 per unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant exercise price is also subject to downward adjustment in the event we issue shares of common stock in a capital raising transaction at a price below the exercise price, subject to a minimum exercise price of $2.50.

Cashless Exercise. If, at any time during the term of the warrants, the issuance of shares of common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Exchange Listing. We have received approval from the NASDAQ to have our warrants listed under the symbol “ONFOW.”

Rights as a Stockholder. Except as otherwise provided for in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under the warrant agent agreement between the warrant agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, VStock Transfer LLC will serve as the warrant agent.

Governing Law. The Warrants and the Warrant Agency Agreement are governed by Delaware law.

Series A Preferred Stock

Our series A preferred stock is senior in rank to shares of common stock with respect to dividends, liquidation and dissolution. Each share of Series A preferred stock carries an annual 12% cumulative, non-compounding dividend based on the cash amount invested into the Series A preferred stock, payable quarterly. Dividends on Series A preferred stock will be paid prior to any dividends on any other class of shares, including common stock. In the event of any liquidation, dissolution or winding up of our Company, the proceeds shall be paid as follows: (i) first, pay the purchase price plus accrued dividends, on each share of Series A preferred stock; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of common stock or other junior securities. The Series A preferred stock shall be redeemable at the option of our Company commencing any time after January 1, 2026 at a price equal to the purchase price ($25.00 per share) plus accrued dividends, on each share of Series A preferred stock.

Except as otherwise required by law, the Series A preferred stock have no voting rights other than with respect to the following where the Series A preferred stock will vote as a separate class: (a) the creation or authorization of any securities of the Company that ranks superior to or in parity with the Series A preferred stock in rights, preferences, or privileges, (b) the amending, altering, modifying, or repealing the sections of the certificate of incorporation relating to the Series A preferred stock, (c) redeeming, purchasing, or otherwise acquiring or paying or declaring any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company; provided, that this restriction shall not apply to (i) the redemption or repurchase of or the payment of dividends on Shares of Series A preferred stock, (ii) the declaration or payment of any dividend or distribution payable on the common stock in shares of common stock, or (iii) the repurchase of junior securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase; (d) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations relating to the sections of the certificate of incorporation relating to the Series A preferred stock, including the ability of the Company to pay dividends or make any redemption or other liquidation payment required hereunder; or (e) agree or commit to do any of the foregoing.

On or before 180 days following the sale of at least 600,000 shares of the Series A preferred stock, our Company shall register the Series A preferred stock by preparing and filing one registration statement, or if necessary more than one registration statement, of our Company in compliance with the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and thereafter apply to list the Series A preferred stock on a U.S. stock exchange or develop a public trading market for the Series A preferred stock by soliciting securities brokers to become market makers of the series A preferred on an established over the counter trading market, such as the OTC Markets.

77

2020 Equity Incentive Plan

On July 23, 2020, we adopted the Onfolio Holdings Inc. 2020 Equity Incentive Plan, as amended, (the “2020 Plan”), which was approved by both our Board and our stockholders. Under the 2020 Plan, our Company may grant awards to our employees, consultants and directors and such other individuals who are reasonably expected to become employees, consultants and directors. Awards that may be granted under the 2020 Plan include: incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards, and other equity-based awards. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2020 Plan is 2,600,000 shares, except at any given time, the number of shares that may be issued pursuant to the 2020 Plan cannot exceed the number of shares that is equal to 20% of our Company’s total shares of common stock outstanding at the time of any grant of awards under the 2020 Plan. As of December 31, 2021, the Company awarded a total of 2,100 options with a weighted average exercise price of $5.95 per share, and 315 shares of common stock are issuable upon the exercise of outstanding stock options. Subsequent to December 31, 2021, the Company awarded a total of 49,560 options with an exercise price of $5.95 per share, and 23,100 non-qualified stock options with an exercise price of $14.29 per share, all with an exercise term of 3 years. Additionally, the Company awarded 2,800 restricted stock awards valued at the price of $5.95 per share.

Anti-Takeover Provisions

Certain of our charter and statutory provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our Board, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, subject to the rights of holders of any series of preferred stock, our certificate of incorporation and bylaws:

•	empower our Board to fix the number of directors of our Company solely by resolution;
•	do not allow for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	empower our Board to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
•

provide that special meetings of our stockholders may only be called by the Board or the chair of the Board (except that stockholders may also call special meetings of our stockholders so long as such stockholders beneficially owns at least 25% of the voting power of the outstanding shares of our stock);

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders;

•

provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•

provide that any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon;

•	provide that our Board is expressly authorized to adopt, amend or repeal our bylaws; and
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors.

78

Delaware Law

Section 203 of the DGCL is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two- thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

Contractual Provisions

Our award agreements related to our 2020 Plan may include change-in-control provisions that allow us to grant options or other awards pursuant to our 2020 Plan that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our Board also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills”, are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our Board adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Exclusive Forum Provision

Our certificate of incorporation and bylaws provide that unless our Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for

•	any derivative action or proceeding brought on behalf of the Company;
•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;
•	any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time); or
•	any action asserting a claim governed by the internal affairs doctrine.

79

Unless our Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Further, if any action the subject matter of which is within the scope of the section immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce section immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation and bylaws to be inapplicable or unenforceable in such action.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, members of our Board, and others could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Listing

Prior to this offering, there has been no public market for our common stock or warrants. We have received approval from the NASDAQ Capital Market (the “NASDAQ”), to have our common stock and warrants listed under the symbols “ONFO” and “ONFOW”, respectively. The common stock and warrants comprising the units will begin trading separately immediately upon issuance of the units.

Transfer Agent and Warrant Agent

The Company’s transfer agent and warrant Agent is VStock Transfer LLC with an address of 18 Lafayette Place, Woodmere, New York, NY 11598.

Indemnification of Directors and Officers

Each of our certificate of incorporation and our bylaws provide for indemnification of our directors and officers. Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings. We have also entered into separate indemnification agreements with our directors and officers.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

80

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been or will be requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;
•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
•	tax-exempt organizations or governmental organizations;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code;
•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code;
•	tax-qualified retirement plans;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•

persons subject to U.S. federal income special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

81

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty. The information provided herein does not constitute tax advice.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

•	an individual citizen or resident of the United States (for U.S. federal income tax purposes);
•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section entitled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax if certain certification and disclosure requirements are satisfied. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

82

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes and therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Estate tax treaties between the U.S. and other countries often provide more favorable tax treatment to nonresidents by limiting the type of asset considered situated in the U.S. and subject to U.S. estate taxation. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Non-US holders generally are not subject to US information reporting or backup withholding. However, payments received in the United States or through US-related financial intermediaries of dividends or of proceeds on the disposition of stock made to you generally would be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Persons in doubt as to the necessity of furnishing any of these forms should consult their own tax advisors.

83

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal income withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we intend to list our common stock on the Nasdaq Capital Market, we cannot assure you that our common stock will continue to be listed on the Nasdaq Capital Market or that there will be an active market for our common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. There will be 1,533,000 shares of our common stock outstanding after this offering that will be subject to a 270-day lock-up period, all pursuant to the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144.

84

Rule 144

Affiliate Resales of Restricted Securities

Company affiliates must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

A person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale and is an affiliate of ours at such time would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding; or

•

1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale; provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least six months without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Equity Incentive Awards

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of common stock that are issuable pursuant to our 2020 Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up arrangement described below, if applicable.

85

Lock-Up Agreements

We, and each of our directors and officers have agreed that, without the prior written consent of the representative of the underwriters, we and they will not, subject to limited exceptions, with respect to our company during the period ending 360-days after the date of this prospectus, and with respect to directors and officers during the period ending 270-days after the date of this prospectus:

•

offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise;

•

make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock; or

•	publicly announce an intention to do any of the foregoing.

UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC is acting as the sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of units set forth opposite the underwriter’s name.

Underwriter	Number of Units
EF Hutton, division of Benchmark Investments, LLC	2,748,750

Joseph Gunnar & Co., LLC	5,000

TOTAL	2,753,750

The underwriting agreement provides that the underwriters must buy all of the units of our common stock if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option as described below. Our units are offered subject to a number of conditions, including:

•	receipt and acceptance of our shares of common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

86

Overallotment Option

If the underwriters sell more units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 413,063 shares of common stock at a price of $4.98 per share and/or up to 826,126 warrants at a price of $0.01 per warrant in any combination thereof, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any units issued or sold under the option will be issued and sold on the same terms and conditions as the other units that are the subject of this offering.

Underwriting Discount

Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.40 per unit. If all of the units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts.

The underwriting discount is equal to the public offering price per unit, less the amount paid by the underwriters to us per unit. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the units to the underwriters at the offering price of $4.60 per unit, which represents the initial public offering price of our shares set forth on the cover page of this prospectus less an eight percent (8%) underwriting discount.

The following table shows the per unit and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 413,063 additional units.

	No Exercise	Full Exercise
Per Unit	$0.40	$0.40
Total	$1,101,500	$1,266,725

We have agreed to pay EF Hutton’s out-of-pocket accountable expenses, which includes, among other things, EF Hutton’s legal fees up to a maximum amount of $150,000. We have paid

$50,000 to EF Hutton as an advance to be applied towards reasonable out-of-pocket expenses (which we refer to as the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred. Additionally, one-half of one percent (0.5%) of the gross proceeds of the offering will be provided to EF Hutton for non-accountable expenses.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $553,651.

Determination of Offering Price

Before this offering, there has been no public market for our securities. Accordingly, the public offering price for the units was negotiated between us and EF Hutton. Among the factors considered in these negotiations were:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	the prospects for our Company and the industry in which we operate;
•	an assessment of our management;
•	our past and present financial and operating performance;
•	our prospects for future earnings;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of United States securities markets at the time of this offering; and
•	other factors deemed relevant.

87

Neither we nor EF Hutton can assure investors that an active trading market will develop for shares of our common stock or our warrants, or that the shares or warrants will trade in the public market at or above the initial public offering price.

Underwriter Warrants

In addition, as additional compensation for EF Hutton’s services, we agreed to issue warrants to EF Hutton or its designees to purchase a number of shares of our common stock equal to three percent (3%) of the aggregate number of shares of our common stock sold in this offering at an exercise price equal to one hundred ten percent (110%) of the public offering price of the units sold in this offering. We are registering hereby the issuance of the underwriters’ warrants and the shares of common stock issuable upon exercise of such warrants. The underwriters’ warrants will be non-exercisable for one hundred eighty (180) days following the commencement of sales of the offering (except as provided for in FINRA Rule 5110(e)(2)) and will expire five (5) years following the commencement of such sales in compliance with FINRA Rule 5110(g)(8)(A). The underwriters’ warrants will provide for one-time demand registration rights and unlimited “piggyback” registration rights for the shares of our common stock exercisable thereunder as well as customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the offering price as permitted under FINRA Rule 5110(g)(8)(E). The demand registration rights and piggyback registration rights will terminate on the fifth anniversary and seventh anniversary of the commencement of sales of the offering, respectively, in compliance with FINRA Rules 5110(g)(8)(C) and (D).

Tail Period

Until twelve (12) months after the closing of this initial public offering, EF Hutton will be entitled to receive a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company from the sale of any equity or debt and/or equity derivative instruments to any investor actually introduced by EF Hutton to the Company during the period beginning on October 15, 2021 and ending on the closing date of this initial public offering (the “Engagement Period”) and such tail financing is consummated at any time during the Engagement Period or within the twelve (12) month period following the expiration of the Engagement Period.

Right of First Refusal

Until twelve (12) months from the closing date of this offering, EF Hutton will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book- runner, and/or sole placement agent for all future public and private equity and debt offerings, including all equity-linked financings, other than in connection with certain current offerings being made by us (each, a “Subject Transaction”) on terms and conditions customary to EF Hutton for such transactions. EF Hutton will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The Company may not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of EF Hutton.

Lock-Up Agreements

The Company has agreed not to, for a period of 360-days following the closing of this offering (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company. Additionally, the Company’s directors and officers have entered into customary “lock-up” agreements in favor of EH Hutton pursuant to which such persons and entities shall agree, for a period of 270-days after the closing of this initial public offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions, including (i) transfers pursuant to bona fide gift(s), by will, other testamentary document or intestate succession, by operation of law, the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, (ii) transfers of shares of common stock acquired in open market transactions after the completion of this offering; (iii) if the stockholder is a corporation, limited liability company, partnership, trust or other entity, transfers to its stockholders, members, partners or trust beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its affiliate; and (iv) transfers to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of common stock granted pursuant to an equity incentive plan, stock purchase plan or other arrangement described in this prospectus in satisfaction of any tax withholding obligations through cashless surrender or otherwise, provided, that any shares of common stock issued upon exercise of such option or other rights shall remain subject to the terms of the lock-up agreement.

88

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Stock Exchange

We have received approval to list our common stock on the Nasdaq Capital Market under the symbol “ONFO” and our warrants under the symbol “ONFOW.” There can be no assurance that we will be successful in listing our common stock or warrants on the Nasdaq Capital Market.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

89

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of common stock than they are required to purchase in this offering and purchasing common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over- the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

90

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the common stock offered by us in this offering will be passed upon for us by David M. Bovi, P.A., Palm Beach Gardens, FL. Carmel, Milazzo & Feil LLP, New York, New York is acting as counsel for the underwriters with respect to the offering.

EXPERTS

The financial statements of Onfolio Holdings Inc. as of December 31, 2021 and 2020 have been included in this Registration Statement and have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, (such report including an explanatory paragraph regarding our ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website located at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

91

ONFOLIO HOLDINGS INC

INDEX TO FINANCIAL STATEMENTS

F-1

Onfolio Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30	December 31
	2022	2021
Assets
Current Assets:
Cash	$424,720	$1,710,318
Accounts receivable, net	37,650	14,624
Inventory	108,194	98,397
Prepaids and other current assets	211,426	159,791
Total Current Assets	781,990	1,983,130

Intangible assets	1,308,260	1,388,260
Due from related party	138,786	51,095
Investment in unconsolidated joint ventures, cost method	160,901	138,401
Investment in unconsolidated joint ventures, equity method	278,263	279,382

Total Assets	$2,668,200	$3,840,268
Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable and other current liabilities	$295,181	$222,543
Dividends payable	45,351	1,498
Due to joint ventures	185,000	9,105
Acquisition notes payable	17,323	17,323
Notes payable	41,363	28,514
Due to related parties	-	480
Deferred revenue	35,980	32,000
Total Current Liabilities	620,198	311,463

Due to joint ventures - long term	-	155,000
Total Liabilities	620,198	466,463

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.001 per value, 5,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 1,000,000 shares authorized, 69,460 and 56,800 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	69	57
Common stock, $0.001 par value, 50,000,000 shares authorized, 2,356,445 and 2,353,645 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	2,356	2,354
Additional paid-in capital	7,298,713	6,522,382
Accumulated deficit	(5,253,136)	(3,150,988)
Total Stockholders' Equity	2,048,002	3,373,805

Total Liabilities and Stockholders' Equity	$2,668,200	$3,840,268

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-2

Onfolio Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue, services	$90,140	$106,899	$244,914	$282,842
Revenue, product sales	267,682	362,822	498,831	701,358
Total Revenue	357,822	469,721	743,745	984,200

Cost of revenue, services	55,415	144,526	183,754	239,298
Cost of revenue, product sales	152,697	185,778	249,128	320,227
Total cost of revenue	208,112	330,304	432,882	559,525

Gross profit	149,710	139,417	310,863	424,675

Operating expenses
Selling, general and administrative	1,031,663	529,994	1,829,153	975,783
Professional fees	328,858	24,675	449,451	35,375
Total operating expenses	1,360,521	554,669	2,278,604	1,011,158

Loss from operations	(1,210,811)	(415,252)	(1,967,741)	(586,483)

Other income (expense)
Equity method income	6,309	13,445	16,488	27,524
Dividend income	1,333	1,186	1,718	2,945
Interest income (expense), net	1,144	(3,680)	(1,256)	(4,139)
Other income	1,354	-	1,354	-
Other expense	(29,557)	-	(29,557)	-
Loss on sale of asset	(34,306)	-	(34,306)	-
Total other income	(53,723)	10,951	(45,559)	26,330

Loss before income taxes	(1,264,534)	(404,301)	(2,013,300)	(560,153)

Income tax (provision) benefit	-	-	-	-

Net loss	(1,264,534)	(404,301)	(2,013,300)	(560,153)

Preferred Dividends	(45,728)	(18,150)	(88,848)	(31,787)
Net loss to common shareholders	$(1,310,262)	$(422,451)	$(2,102,148)	$(591,940)

Net loss per common shareholder
Basic and diluted	$(0.56)	$(0.21)	$(0.89)	$(0.29)

Weighted average shares outstanding
Basic and diluted	2,355,045	2,017,647	2,354,560	2,016,644

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-3

Onfolio Holdings, Inc.

Consolidated Statements of Stockholders' Equity

 For the Six Months Ended June 30, 2022 and 2021

 (Unaudited)

	Preferred Stock, $0.001 Par value		Common Stock, $0.001 Par Value		Additional Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2021	56,800	57	2,353,645	2,354	6,522,382	(3,150,988)	3,373,805

Preferred Shares for cash	5,200	5	-	-	129,995	-	130,000
Stock-based compensation	-	-	1,400	1	219,659	-	219,660
Preferred dividends	-	-	-	-	-	(43,120)	(43,120)
Net loss	-	-	-	-	-	(748,766)	(748,766)

Balance, March 31, 2022	62,000	62	2,355,045	2,355	6,872,036	(3,942,874)	2,048,002

Preferred Shares for cash	7,460	7	-	-	186,493	-	186,500
Stock-based compensation	-	-	1,400	1	240,184	-	240,185
Preferred dividends	-	-	-	-	-	(45,728)	(45,728)
Net loss	-	-	-	-	-	(1,264,534)	(1,264,534)

Balance, June 30, 2022	69,460	$69	2,356,445	$2,356	$7,298,713	$(5,253,136)	$2,048,002

Balance, December 31, 2020	-	$-	2,015,547	$2,016	$2,329,747	$(1,144,015)	$1,187,748

Preferred Shares for cash	20,480	20	-	-	511,980	-	512,000
Stock-based compensation	-	-	-	-	191,662	-	191,662
Common stock sold for cash	-	-	2,100	2	9,998	-	10,000
Preferred dividends	-	-	-	-	-	(13,637)	(13,637)
Net loss	-	-	-	-	-	(155,852)	(155,852)

Balance, March 31, 2021	20,480	20	2,017,647	2,018	3,043,387	(1,313,504)	1,731,921

Preferred Shares for cash	18,120	18	-	-	452,982	-	453,000
Stock-based compensation	-	-	-	-	191,666	-	191,666
Common stock sold for cash	-	-	-	-	-	-	-
Preferred dividends	-	-	-	-	-	(18,150)	(18,150)
Net loss	-	-	-	-	-	(404,301)	(404,301)
Balance, June 30, 2021	38,600	$38	2,017,647	$2,018	$3,688,035	$(1,735,955)	$1,954,136

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-4

Onfolio Holdings, Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

	2022	2021
Cash Flows from Operating Activities
Net loss	$(2,013,300)	$(560,153)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred tax expense (benefit)	-	-
Stock-based compensation expense	459,845	383,328
Equity method income	(16,488)	(27,524)
Dividends received from equity method investment	17,607	10,741
Loss on sale of asset	34,306	-
Net change in:
Accounts receivable	(23,026)	3,125
Inventory	(9,797)	4,637
Prepaids and other current assets	(51,635)	(17,176)
Accounts payable and other current liabilities	72,638	65,331
Due to joint ventures	(46,796)	11,585
Deferred revenue	3,980	(7,500)
Due to related parties	(480)	(497)

Net cash used in operating activities	(1,573,146)	(134,103)

Cash Flows from Investing Activities
Proceeds from sale of intangible assets	45,694	75,000
Purchase of intangible assets	-	(700,000)
Advances to related parties	-	531
Investments in joint ventures	(22,500)	-
Net cash used in investing activities	23,194	(624,469)

Cash Flows from Financing Activities
Proceeds from sale of common stock	-	10,000
Proceeds from sale of Series A preferred stock	316,500	965,000
Payments of preferred dividends	(44,995)	(31,787)
Payment of contribution to joint venture	(20,000)	(35,000)
Payments on acquisition note payable	-	(139,170)
Payments on note payables	12,849	(31,840)
Proceeds from notes payable	-	48,000

Net cash provided by financing activities	264,354	785,203

Net Change in Cash	(1,285,598)	26,631
Cash, Beginning of Period	1,710,318	521,709

Cash, End of Period	$424,720	$548,340

Cash Paid For:
Income Taxes	$-	$-
Interest	$3,245	$4,139

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-5

ONFOLIO HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(UNAUDITED)

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

Onfolio Holdings, Inc. (“Company”) was incorporated on July 20, 2020 under the laws of Delaware to acquire and develop high-growth and profitable internet businesses. The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales on certain sites. The Company owns multiple websites and manages websites on behalf of certain unconsolidated entities in which it holds equity interests.

On July 22, 2020, the Company issued 420,000 shares to Dominic Wells, the Company’s CEO in exchange for 100% of the membership interest of Onfolio LLC. At the time of the transaction, Dominic Wells was the sole owner of both Onfolio LLC and the Company and as such the transaction is considered a combination of entities under common control under FASB ASC 805. Onfolio LLC owned and operated several domain names that were recognized on the Company’s balance sheet at carryover basis in accordance with ASC 805. The results of operations and cash flows of Onfolio LLC are included in the Company’s consolidated financial statements since the incorporation date of Onfolio LLC in 2019. Onfolio LLC is a Delaware LLC and was formed on May 14, 2019 by the sole member Dominic Wells.

On April 7, 2021 and September 6, 2021, the Company created wholly-owned subsidiaries, Mighty Deals LLC and Onfolio Crafts LLC, respectively, in the state of Delaware.

On November 15, 2021, the Company created a wholly-owned subsidiary, Onfolio Assets, LLC in the state of Delaware

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is December 31.

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and other controlled entities. The Company’s wholly-owned subsidiaries are Onfolio LLC, Vital Reaction, LLC, Mighty Deals LLC, Onfolio Crafts LLC, and Onfolio Assets, LLC. All intercompany transactions and balances have been eliminated in consolidation.

Investment in Unconsolidated Entities – Equity and Cost Method Investments

We account for our interests in entities in which we are able to exercise significant influence over operating and financial policies, generally 50% or less ownership interest, under the equity method of accounting. In such cases, our original investments are recorded at cost and adjusted for our share of earnings, losses and distributions. We account for our interests in entities where we have virtually no influence over operating and financial policies under the cost method of accounting. In such cases, our original investments are recorded at the cost to acquire the interest and any distributions received are recorded as income. Our investments in Onfolio JV I, LLC (“JV I”), Onfolio JV II, LLC (“JV II”) and Onfolio JV III, LLC (“JV III”) are accounted for under the cost method. All investments are subject to our impairment review policy. The Company recognized the value of its investments in these joint ventures at carryover basis based on the amount paid by the CEO to the joint venture for Onfolio JV 1 LLC, and agreed to pay the joint venture the contribution for Onfolio JV II LLC and Onfolio JV III LLC at the carryover basis for the amount the interest was acquired for by the CEO.

The current investment in unconsolidated affiliates accounted for under the equity method consists of a 35.8% interest in Onfolio JV IV, LLC (“JV IV”), which is involved in the acquisition, development and operation of websites to produce adverting revenue. The initial value of an investment in an unconsolidated affiliate accounted for under the equity method is recorded at the fair value of the consideration paid.

Variable Interest Entities

Variable interest entities (“VIEs”) are consolidated when the investor is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE. Management concluded that the joint ventures do not qualify as variable interest entities under the requirements of ASC 810, as the joint ventures 1) have sufficient equity to finance its activities; 2) have equity owners that as a group have the characteristics of a controlling financial interest in the business, through the ability to vote on a majority basis to change the managing member of the respective joint ventures; and 3) are structured with substantive voting rights. The Company accounts for its investments in the joint ventures under either the cost or equity method based on the equity ownership in each entity.

F-6

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. The Company uses significant judgements when making estimates related to the assessment of control over variable interest entities, valuation of deferred tax assets and impairment of long lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalent

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Inventories

Inventories are stated at the lower of actual cost or net realizable value. Cost is determined by using the first-in, first-out (FIFO) method.

Long-lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “new revenue standard”) to all contracts using the modified retrospective method.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer
-	Identification of the performance obligations in the contract
-	Determination of the transaction price
-	Allocation of the transaction price to the performance obligations in the contract
-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company’s sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer. In certain circumstances, products are shipped directly by a supplier to the end customer at the Company’s request. The Company determined that it is the primary obligor in these contracts due to being responsible for fulfilling the customer contract, establishing pricing with the customer, and taking on credit risk from the customer. The Company recognizes revenue from these contracts with customers on a gross basis.

F-7

The following table presented disaggregated revenue information for the three and six months ended June 30, 2022 and 2021:

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2022	2021	2022	2021
Website management	$85,235	$65,202	$189,170	$178,731
Advertising and content revenue	4,905	41,697	55,744	104,111
Product sales	180,089	190,310	273,210	331,433
Digital Product Sales	87,593	172,512	225,621	369,925
Total revenue	$357,822	$469,721	$743,745	$984,200

The Company does not have any single customer that accounted for greater than 10% of revenue during the three or six months ended June 30, 2022 and 2021.

Cost of Revenue

Cost of product revenue consists primarily of costs associated with the acquisition and shipment of products being sold through the Company’s online marketplaces, and the costs of its service revenue, which include website content creation costs including contract labor, domain and hosting costs and certain software costs related to website operations.

Net Income (Loss) Per Share

In accordance with ASC 260 “Earnings per Share,” basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the computation of net loss per share as their effect would be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

(a)

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of June 30, 2022 or December 31, 2021.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis. Stock-Based Compensation

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation” established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Black-Scholes option pricing model is utilized to derive an estimated fair value. The Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value:

F-8

Expected Dividends. We have never declared or paid any cash dividends on any of our capital stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant-date fair value of a stock option.

Expected Volatility. The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the expected term of options granted. We determine the expected volatility solely based upon the historical volatility of a peer group of companies of similar size and with similar operations.

Risk-Free Interest Rate. The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected Term. The expected life of stock options granted is based on the actual vesting date and the end of the contractual term.

Stock Option Exercise Price and Grant Date Price of Common Stock. Currently the Company utilizes the most recent cash sale price of its common stock as the most reasonable indication of fair value.

The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 505, “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services“. Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Company’s results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2022, the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

NOTE 4 – INVESTMENTS IN JOINT VENTURES

The Company holds various investments in certain joint ventures as described below.

Cost method investments

Onfolio JV I, LLC (“JV I”) was formed on October 11, 2019 under the laws of Delaware. Onfolio LLC is the managing member of JV I and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV I. On August 1, 2020, the Company received an investment of 2.72% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet. As manager of JV I, the Company will receive a monthly management fee of $2,500, and 50% of net profits of JV I above the monthly minimum of $12,500. In the event of the sale of a website that JV I manages, the Company will receive 50% of the excess of the sales price above the price paid for the site. During the six months ended June 30, 2022, the Company purchased an additional 5.45% interest from an existing owner for $22,500 in cash, bringing its total equity interest to 8.17%.

Onfolio JV II, LLC (“JV II”) was formed on November 8, 2019 under the laws of Delaware. Onfolio LLC is the managing member of JV II and has operational and financial decision making. The manager of JV II can be removed by a majority vote of the equity holders of JV II. On August 1, 2020, the Company received an investment of approximately 2.14% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV II for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. Additionally, the CEO acquired an additional interest from an existing JV II investor and transferred it to the Company, bringing its total equity interest in JV II to 4.28%. During the year ending December 31, 2021, the company acquired additional interest from an existing JV II investor by paying $9,400 for his 2.14%, bringing its total equity interest in JV II to 6.42%. As manager of JV II, the Company will receive a monthly management fee of $1,500, and 50% of net profits of JV II above the monthly minimum of $16,500. In the event of the sale of a website that JV II manages, the Company will receive 50% of the excess of the sales price above the price paid for the site.

Onfolio JV III, LLC (“JV III”) was formed on January 3, 2020 under the laws of Delaware. Onfolio LLC is the managing member of JV III and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV III. On August 1, 2020, the Company received an investment of approximately 1.94% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. During the year ending December 31, 2021, the company acquired additional interests from existing JV II investors by paying $40,000 for 7.7652%, bringing its total equity interest in JV III to 9.7052%. As manager of JV III, the Company will receive a monthly management fee of $3,000, and 50% of net profits of JV III above the monthly minimum of $16,500. In the event of the sale of a website that JV III manages, the Company will receive 50% of the excess of the sales price above the price paid for the site.

Onfolio Groupbuild 1 LLC (“Groupbuild”) was formed on April 22, 2020 under the laws of Delaware. The Company, as manager, is entitled to 20% of the profits of Groupbuild, and an annual management fee of $15,000. The Company was assigned a 20% interest in Groupbuild by the Company’s CEO on August 1, 2020.

F-9

Equity Method Investments

Onfolio JV IV, LLC (“JV IV”) was formed on January 3, 2020 under the laws of Delaware. The Company holds an equity interest of 35.8% in JV IV, and is the manager of JV IV. The Company acquired this interest on August 1, 2020 for $290,000 through issuance of a Note payable to the joint venture. The Company paid $60,000 and $15,000 during the years ended December 31, 2021 and 2020 and owed a total of $215,000 as of December 31, 2021. The Company paid an additional $30,000 during the six months ended June 30, 2022, with a remaining balance of $185,000 included in Due to Joint Ventures on the Company’s consolidated balance sheet as of June 30, 2022. The manager of JV IV can be removed by a majority vote of the equity holders of JV IV.

The balance sheet of JV IV at June 30, 2022 included total assets of $1,045,412, including $185,000 related to the amount owed by the Company for its investment, and total liabilities of $199,881. The balance sheet of JV IV at December 31, 2021 included total assets of $1,105,326, including $215,000 related to the amount owed by the Company for its investment, total liabilities of $245,000. Additionally, the income statement for JV IV for the three and six months ended June 30, 2022 and 2021 included the following:

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2022	2021	2021	2021
Revenue	$26,285	$39,393	$53,169	$84,068
Net income	$17,618	$37,554	$42,375	$78,730

The Company recognized equity method income of $6,309 and $16,488 during the three months ended June 30, 2022 and 2021, and received dividends from JV IV of $10,181 and $10,741, which were accounted for as returns on investment. The Company recognized equity method income of $16,488 and $27,524 during the six months ended June 30, 2022 and 2021, and received dividends from JV IV of $17,607 and $10,741, which were accounted for as returns on investment.

NOTE 5 – INTANGIBLE ASSETS

During the year ended December 31, 2019, the Company’s CEO contributed multiple domains and related assets to Onfolio LLC as a capital contribution. These assets were acquired by the CEO for a total of $260,937 and were recognized by Onfolio LLC as intangible assets at the value paid by the CEO. The intangible assets are indefinite lived assets, which are reviewed at least annually for impairment. Upon the acquisition of Onfolio LLC by the Company in July 2020, the assets were accounted for as a combination of entities under common control at carryover basis under ASC 805 on the Company’s consolidated balance sheet.

During the year ended December 31, 2020, the Company acquired domain names from a third party for a total purchase price of $297,323, recognized an as indefinite lived intangible asset. The Company paid $200,000 in cash at closing, an owes $17,323 to the third party as of December 31, 2021, included in acquisition notes payable on the consolidated balance sheet. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

During the year ended December 31, 2020, the Company acquired domain names from a third party through the Company’s Vital Reaction LLC subsidiary that was formed on December 2, 2020, for a total purchase price of $120,000. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was comprised of the domain names and related intellectual property to operate those domains. The consideration paid was allocated to the assets acquired based on their estimated fair values, with $121,000 recognized as an intangible asset for the domain name. The Company paid $11,000 cash at closing of this transaction and paid the remaining balance during the year ended December 31, 2021.

On January 6, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $700,000, which was paid in cash through March 1, 2021 and recognized an as indefinite lived intangible asset. The Company also paid $42,000 as a finder’s fee. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

On April 13, 2021, the Company sold one its domain sites and related intellectual property for a purchase price of $75,000, with no gain or loss on the disposal.

On August 25, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $84,000, recognized an as indefinite lived intangible asset. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

On May 2, 2022 the Company sold one its domain sites and related intellectual property for a purchase price of $45,694, and recognized a loss of $34,306 on the disposal. The Company also paid $7,392 in fees related to the transaction.

The total of intangible assets related to the above is $1,308,260 as of June 30, 2022 and December 31, 2021.

F-10

NOTE 6 – STOCKHOLDERS’ DEFICIT

Preferred stock

The Company’s authorized preferred stock consists of 5,000,000 shares of preferred stock, with a par value of $0.001 per share. On November 20, 2020, the Company designated 1,000,000 shares of Series A Preferred Stock (“Series A”). The Series A has a liquidation preference to all other securities, a liquidation value of $25 per share, receives cumulative dividends payable in cash of 12% per year, payable monthly. The Series A does not have voting rights, except that the Company may not: 1) create any additional class or series of stock, nor any security convertible into stock of the Company; 2) modify the Series A designation; 3) initiate and dividend outside of without approval of at least two-thirds of the holders of the Series

A. The Company has the right, but not obligation to redeem the Series A beginning January 1, 2026, at the liquidation value per share plus any unpaid dividends.

During the year ended December 31, 2021, the company issued 56,800 Series A Preferred Stock in exchange for $1,415,000 of cash proceeds. During the six months ended June 30, 2022, the Company sold an additional 12,660 shares of preferred stock for cash proceeds of $316,500.

During the six months ended June 30, 2022 and 2021, the company recognized $88,848 and $31,787 in dividends to the Series A shareholders, respectively, and made cash dividend payments of $44,995 and $31,787, respectively. As of June 30, 2022 and December 31, 2021, the company has remaining unpaid dividends of $45,351 and $1,498, respectively.

As of June 30, 2022 and December 31, 2021, there were 69,460 and 56,800 Series A preferred shares outstanding, respectively.

Common stock

Company’s authorized common stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre- emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.

Effective August 11, 2022, the Company amended its certificate of incorporation to effect a 1-for-4.7619reverse stock split of its common stock. All share and per share amounts within this prospectus have been recast to reflect the reverse stock split.

During the year ended December 31, 2020, the Company granted a total of 679,000 shares to various employees and consultants for services rendered. The Company recognized stock- based compensation expense of $383,328 related to the vesting of the share awards during the six months ended June 30, 2022 and 2021. As of June 30, 2022, the Company expects to recognize an additional $830,576 through the end of the requisite service period for these awards, assuming all shares vest. The requisite service period for these awards is the same as the vesting period for each award. As of June 30, 2022, the awards had a remaining service period of approximately 1 year.

The Company also awarded a total of 2,800 shares of common stock to the Company’s four independent members of the Board of Directors, with a fair value of $16,670 based on the most recent price of common stock sold for cash recognized as part of stock-based compensation during the six months ended June 30, 2022. The shares vest immediately, and the Company agreed to issue $5,000 worth of shares per director each quarter in the future.

F-11

Stock Options

During the six months ended June 30, 2022, the Company awarded a total of 49,560 options with an exercise price of $5.95 per share, and an exercise term of three years. The Company estimated fair value of these options to be $4.41 per share using a Black-Scholes option pricing model, and the expense associated with the options will be recognized over the requite service period of 20 months. The Company also awarded an additional 23,100 options with an exercise price of $14.29 per share and an exercise term of three years. The Company estimated fair value of these options to be $3.63 per share using a Black-Scholes option pricing model, and the expense associated with the options will be recognized over the requite service periods of between 24 and 30 months. The fair value of the stock options was estimate using a Black-Scholes option pricing model and the following assumptions: 1) dividend yield of 0%; 2) risk-free rate of 0.97% to 1.91%; 3) volatility of 127.7% to 129.5% based on a group of peer group companies; 4) a common stock price of $5.95 based on the most recent common stock sales for cash, and 5) an expected term of three years. A summary of stock option information is as follows:

	Outstanding Awards	Weighted Average Grant Date Fair Value	Weighted Average Exercise price
Outstanding at December 31, 2021	2,100	$4.36	$5.95
Granted	72,660	4.16	9.00
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at June 30, 2022	74,760	$4.16	$8.53
Exercisable at June 30, 2022	13,932	$4.20	$7.81

The weighted average remaining contractual life is approximately 2.6 years for stock options outstanding with no intrinsic value of as of June 30, 2022. The Company recognized stock- based compensation of $45,429 and $66,722 related to stock options during the three and six months ended June 30, 2022. The Company expects to recognize an additional $289,278 of compensation cost related to options that are expected to vest.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, the Company pays expenses directly on behalf of the Joint Ventures that it manages and receives funds on behalf of the joint ventures. As of June 30, 2022 the balances due from Joint Venture related parties were $41,461, included in current assets, and $185,000 included in current liabilities related to the Company’s capital contribution for its equity interest in JV IV. As of December 31, 2021 the balances due from related parties were $50,894 included in current liabilities, and $155,000 included in long term liabilities related to the Company’s capital contribution for its equity interest in JV IV, and $60,000 included in the current portion of due to joint ventures balance.

From time to time, the Company’s CEO paid expenses on behalf of the Company, and the Company funded certain expenses to the CEO. Additionally, the Company received its investments in JV I, JV II and JV III from the CEO. As of June 30, 2022 and December 31, 2021, the Company was owed $97,325 and $51,095, respectively, by the entities controlled by the Company’s CEO, and the Company owed the CEO $480 as of December 31, 2021.

NOTE 8 – NOTES PAYABLE

On March 15, 2021, the Company entered into a short term financing agreement with a payment services provider for total principal of $54,240 and received cash proceeds of $48,000. The Company will pay 17% of its daily sales through the service provider until the total principal is repaid. As of December 31, 2021 the balance had been repaid in full.

On September 16, 2021, the Company entered into a short term financing agreement with a payment services provider for total principal of $66,600 and received cash proceeds of $60,000. The Company will pay 17% of its daily sales through the service provider until the total principal is repaid. As of June 30, 2022 and December 31, 2021 the Company owed $0 and $28,513, respectively.

On June 13, 2022, the Company entered into a short term financing agreement with a payment services provider for total principal of $44,000 and received cash proceeds of $44,000. The Company will pay 17% of its daily sales through the service provider until the total principal is repaid. As of June 30, 2022 the Company owed $41,363.

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated events through August16, 2022, the date these financial statements were available for issuance, and determined there were no events requiring disclosures.

F-12

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Onfolio Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Onfolio Holdings, Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

April 7, 2022

F-13

Onfolio Holdings, Inc.

Consolidated Balance Sheets

	December 31
	2021	2020
Assets
Current Assets:
Cash	$1,710,318	$521,709
Accounts receivable, net	14,624	53,901
Inventory	98,397	39,591
Prepaids and other current assets	159,791	17,681
Total Current Assets	1,983,130	632,882

Intangible assets	1,388,260	679,260
Due from related party	51,095	41,569
Investment in unconsolidated joint ventures, cost method	138,401	89,000
Investment in unconsolidated joint ventures, equity method	279,382	292,496

Total Assets	$3,840,268	$1,735,207

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and other current liabilities	$222,543	$36,892
Dividends payable	1,498	-
Due to joint ventures	9,105	16,637
Acquisition notes payable	17,323	208,493
Notes payable	28,514	-
Due to related parties	480	40,123
Deferred revenue	32,000	29,000
Total Current Liabilities	311,463	331,145

Deferred tax liability	-	1,314
Due to joint ventures - long term	155,000	215,000
Total Liabilities	466,463	547,459

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.001 per value, 5,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 1,000,000 shares authorized, 56,800 and 0 issued and outstanding at December 31, 2021 and 2020, respectively	57	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 2,353,645 and 2,015,545 issued and outstanding at December 31, 2021 and 2020, respectively	2,354	2,016
Additional paid-in capital	6,522,382	2,329,747
Accumulated deficit	(3,150,988)	(1,144,015)
Total Stockholders’ Equity	3,373,805	1,187,748

Total Liabilities and Stockholders’ Equity	$3,840,268	$1,735,207

The accompanying notes are an integral part of these consolidated financial statements

F-14

Onfolio Holdings, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2021	2020
Revenue, services	$1,147,389	$730,916
Revenue, product sales	661,154	20,374
Total Revenue	1,808,543	751,290

Cost of revenue, services	818.260	122,166
Cost of revenue, product sales	255,249	14,008
Total cost of revenue	1,073,509	136,174

Gross profit	735,034	615,116

Operating expenses
Selling, general and administrative	2,479,152	1,729,709
Professional fees	208,193	31,346
Total operating expenses	2,687,345	1,761,055

Loss from operations	(1,952,311)	(1,145,939)

Other income (expense)
Equity method income	50,684	27,556
Dividend income	9,970	-
Interest income (expense), net	(9,805)	645
Total other income	50,849	28,201

Loss before income taxes	(1,901,462)	(1,117,738)

Income tax (provision) benefit	1,314	(29,606)

Net loss	(1,900,148)	(1,147,344)

Preferred Dividends	(106,825)	-
Net loss to common shareholders	$(2,006,973)	$(1,147,344)

Net loss per common shareholder
Basic and diluted	$(0.96)	$(1.42)
Weighted average shares outstanding
Basic and diluted	2,080,733	807,290

The accompanying notes are an integral part of these consolidated financial statements

F-15

Onfolio Holdings, Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

	Preferred Stock, $0.001 Par value		Common Stock, $0.001 Par Value		Additional Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	-	$-	-	$-	$260,937	$3,329	$264,266
Common stock issued to founder	-	-	745,500	746	2,804	-	3,550
Common stock issued for acquisition of LLC	-	-	420,000	420	(420)	-	-
Stock-based compensation	-	-	679,000	679	1,252,097	-	1,252,776
Common stock sold for cash	-	-	171,045	171	814,329	-	814,500
Net loss	-	-	-	-	-	(1,147,344)	(1,147,344)
Balance, December 31, 2020	-	-	2,015,545	2,016	2,329,747	(1,144,015)	1,187,748

Preferred Shares for cash	56,800	57	-	-	1,414,943	-	1,415,000
Stock-based compensation	-	-	-	-	768,030	-	768,030
Common stock sold for cash	-	-	338,100	338	2,009,662	-	2,010,000
Preferred dividends	-	-	-	-	-	(106,825)	(106,825)
Net loss	-	-	-	-	-	(1,900,148)	(1,900,148)

Balance, December 30, 2021	56,800	$57	2,353,645	$2,354	$6,513,528	$(3,150,988)	$3,373,805

The accompanying notes are an integral part of these consolidated financial statements

F-16

Onfolio Holdings, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash Flows from Operating Activities
Net loss	$(1,900,148)	$(1,147,344)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred tax expense (benefit)	(1,314)	1,314
Stock-based compensation expense	768,030	1,256,326
Equity method income	(50,684)	(27,556)
Dividends received from equity method investment	63,798	25,060
Net change in:
Accounts receivable	39,277	(73,901)
Inventory	(58,806)	(39,591)
Prepaids and other current assets	(142,110)	(17,681)
Accounts payable and other current liabilities	185,651	36,892
Due to joint ventures	(7,532)	(72,668)
Due to related parties	(39,643)	26,704

Net cash used in operating activities	(1,140,481)	(32,445)

Cash Flows from Investing Activities
Proceeds from sale of intangible assets	75,000	-
Purchase of intangible assets	(784,000)	(211,000)
Advances to related parties	(9,526)	(41,569)
Investments in joint ventures	(49,401)	-
Net cash used in investing activities	(767,927)	(252,569)

Cash Flows from Financing Activities
Proceeds from sale of common stock	2,010,000	814,500
Proceeds from sale of Series A preferred stock	1,415,000	-
Payments of preferred dividends	(105,327)	-
Payment of contribution to joint venture	(60,000)	(15,000)
Payments on acquisition note payable	(191,170)	-
Payments on note payables	(79,486)	-
Proceeds from notes payable	108,000	-

Net cash provided by financing activities	3,097,017	799,500

Net Change in Cash	1,188,609	514,486
Cash, Beginning of Period	521,709	7,223

Cash, End of Period	$1,710,318	$521,709

Cash Paid For:
Income Taxes	$-	$-
Interest	$9,805	$-

Non-cash transactions:
Notes payable issued for asset acquisitions	$-	$207,323
Investment in unconsolidated joint venture, cost method, through issuance of notes payable	$-	$89,000
Investment in unconsolidated joint venture, equity method, through issuance of notes payable	$-	$290,000

The accompanying notes are an integral part of these consolidated financial statements

F-17

ONFOLIO HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 1 – NATURE OF BUSINESS AND ORGANIZATION

Onfolio Holdings, Inc. (“Company”) was incorporated on July 20, 2020 under the laws of Delaware to acquire and development high-growth and profitable internet businesses. The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales on certain sites. The Company owns multiple websites and manages websites on behalf of certain unconsolidated entities in which it holds equity interests.

On July 22, 2020, the Company issued 420,000 shares to Dominic Wells, the Company’s CEO in exchange for 100% of the membership interest of Onfolio LLC. At the time of the transaction, Dominic Wells was the sole owner of both Onfolio LLC and the Company and as such the transaction is considered a combination of entities under common control under FASB ASC 805. Onfolio LLC owned and operated several domain names that were recognized on the Company’s balance sheet at carryover basis in accordance with ASC 805. The results of operations and cash flows of Onfolio LLC are included in the Company’s consolidated financial statements since the incorporation date of Onfolio LLC in 2019. Onfolio LLC is a Delaware LLC and was formed on May 14, 2019 by the sole member Dominic Wells.

On April 7, 2021 and September 6, 2021, the Company created wholly-owned subsidiaries, Mighty Deals LLC and Onfolio Crafts LLC, respectively, in the state of Delaware.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is December 31.

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and other controlled entities. The Company’s wholly-owned subsidiaries are Onfolio LLC, Vital Reaction, LLC, Mighty Deals LLC and Onfolio Crafts LLC. All intercompany transactions and balances have been eliminated in consolidation.

Investment in Unconsolidated Entities – Equity and Cost Method Investments

We account for our interests in entities in which we are able to exercise significant influence over operating and financial policies, generally 50% or less ownership interest, under the equity method of accounting. In such cases, our original investments are recorded at cost and adjusted for our share of earnings, losses and distributions. We account for our interests in entities where we have virtually no influence over operating and financial policies under the cost method of accounting. In such cases, our original investments are recorded at the cost to acquire the interest and any distributions received are recorded as income. Our investments in Onfolio JV I, LLC (“JV I”), Onfolio JV II, LLC (“JV II”) and Onfolio JV III, LLC (“JV III”) are accounted for under the cost method. All investments are subject to our impairment review policy. The Company recognized the value of its investments in these joint ventures at carryover basis based on the amount paid by the CEO to the joint venture for Onfolio JV 1 LLC, and agreed to pay the joint venture the contribution for Onfolio JV II LLC and Onfolio JV III LLC at the carryover basis for the amount the interest was acquired for by the CEO.

The current investment in unconsolidated affiliates accounted for under the equity method consists of a 35.8% interest in Onfolio JV IV, LLC (“JV IV”), which is involved in the acquisition, development and operation of websites to produce adverting revenue. The initial value of an investment in an unconsolidated affiliate accounted for under the equity method is recorded at the fair value of the consideration paid.

Variable Interest Entities

Variable interest entities (“VIEs”) are consolidated when the investor is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits that could potentially be significant to the VIE. Management concluded that the joint ventures do not qualify as variable interest entities under the requirements of ASC 810, as the joint ventures 1) have sufficient equity to finance its activities; 2) have equity owners that as a group have the characteristics of a controlling financial interest in the business, through the ability to vote on a majority basis to change the managing member of the respective joint ventures, and 3) are structured with substantive voting rights. The Company accounts for its investments in the joint ventures under either the cost or equity method based on the equity ownership in each entity.

F-18

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. The Company uses significant judgements when making estimates related to the assessment of control over variable interest entities, valuation of deferred tax assets and impairment of long lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalent

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less. Inventories

Inventories are stated at the lower of actual cost or net realizable value. Cost is determined by using the first-in, first-out (FIFO) method. Long-lived Assets

The Company amortizes acquired definite-lived intangible assets over their estimated useful lives. Other indefinite-lived intangible assets are not amortized but subject to annual impairment tests. In accordance with ASC 360 “Property Plant and Equipment,” the Company reviews the carrying value of intangibles subject to amortization and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (the “new revenue standard”) to all contracts using the modified retrospective method.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer

-	Identification of the performance obligations in the contract

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company primarily earns revenue through website management, advertising and content placement on its websites, and product sales. Management services revenue is earned and recognized on a monthly basis as the services are provided. Advertising and content revenue is earned and recognized once the content is presented on the Company’s sites in accordance with the customer requirements. Product sales are recognized at the time the product is shipped to the customer. In certain circumstances, products are shipped directly by a supplier to the end customer at the Company’s request. The Company determined that it is the primary obligor in these contracts due to being responsible for fulfilling the customer contract, establishing pricing with the customer, and taking on credit risk from the customer. The Company recognizes revenue from these contracts with customers on a gross basis.

F-19

The following table presented disaggregated revenue information for the years ended December 31, 2021 and 2020:
	For the Year ended December 31, 2021	For the Year ended December 31, 2020
Website management	$940,779	$497,605
Advertising and content revenue	204,910	229,099
Product sales	661,154	20,374
Other	1,700	4,212
Total revenue	$1,808,543	$751,290

The Company does not have any single customer that accounted for greater than 10% of revenue during the years ended December 31, 2021 and 2020.

Cost of Revenue

Cost of product revenue consists primarily of costs associated with the acquisition and shipment of products being sold through the Company’s online marketplaces, and the costs of its service revenue, which include website content creation costs including contract labor, domain and hosting costs and certain software costs related to website operations.

Net Income (Loss) Per Share

In accordance with ASC 260 “Earnings per Share,” basic net loss per common stock is computed by dividing net loss for the period by the weighted average number of shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the computation of net loss per share as their effect would be anti-dilutive.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

(a)

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of December 31, 2021 or 2020.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

F-20

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Stock-Based Compensation

(b)

Accounting Standards Codification (“ASC”) 718, “Accounting for Stock-Based Compensation” established financial accounting and reporting standards for stock-based compensation plans. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, the Black- Scholes option pricing model is utilized to derive an estimated fair value. The Black-Scholes pricing model requires the consideration of the following six variables for purposes of estimating fair value:

Expected Dividends. We have never declared or paid any cash dividends on any of our capital stock and do not expect to do so in the foreseeable future. Accordingly, we use an expected dividend yield of zero to calculate the grant-date fair value of a stock option.

Expected Volatility. The expected volatility is a measure of the amount by which our stock price is expected to fluctuate during the expected term of options granted. We determine the expected volatility solely based upon the historical volatility of a peer group of companies of similar size and with similar operations.

Risk-Free Interest Rate. The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected Term. The expected life of stock options granted is based on the actual vesting date and the end of the contractual term.

Stock Option Exercise Price and Grant Date Price of Common Stock. Currently the Company utilizes the most recent cash sale price of its common stock as the most reasonable indication of fair value.

The Company accounts for compensation cost for stock option plans and for share based payments to non-employees in accordance with ASC 505, “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services“. Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. The Company reclassified a total of $122,166 of costs from selling, general and administrative expenses into cost of revenue for the year ended December 31, 2020. These were direct costs related to the Company’s service revenues recognized during the same period.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Company’s results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2021 the Company had not yet achieved consistent profitable operations and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

F-21

NOTE 4 – INVESTMENTS IN JOINT VENTURES

The Company holds various investments in certain joint ventures as described below.

Cost method investments

Onfolio JV I, LLC (“JV I”) was formed on October 11, 2019 under the laws of Delaware. Onfolio LLC is the managing member of JV I and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV I. On August 1, 2020, the Company received an investment of 2.72% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. As manager of JV I, the Company will receive a monthly management fee of $2,500, and 50% of net profits of JV I above the monthly minimum of $12,500. In the event of the sale of a website that JV I manages, the Company will receive 50% of the excess of the sales price above the price paid for the site.

Onfolio JV II, LLC (“JV II”) was formed on November 8, 2019 under the laws of Delaware. Onfolio LLC is the managing member of JV II and has operational and financial decision making. The manager of JV II can be removed by a majority vote of the equity holders of JV II. On August 1, 2020, the Company received an investment of approximately 2.14% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV II for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. Additionally, the CEO acquired an additional interest from an existing JV II investor and transferred it to the Company, bringing its total equity interest in JV II to 4.28%. During the year ending December 31, 2021, the company acquired additional interest from an existing JV II investor by paying $9,400 for his 2.14%, bringing its total equity interest in JV II to 6.42%. As manager of JV II, the Company will receive a monthly management fee of $1,500, and 50% of net profits of JV II above the monthly minimum of $16,500. In the event of the sale of a website that JV II manages, the Company will receive 50% of the excess of the sales price above the price paid for the site.

Onfolio JV III, LLC (“JV III”) was formed on January 3, 2020 under the laws of Delaware. Onfolio LLC is the managing member of JV III and has operational and financial decision making. The manager of JV 1 can be removed by a majority vote of the equity holders of JV III. On August 1, 2020, the Company received an investment of approximately 1.94% by assignment from Dominic Wells, the Company’s CEO, who invested $10,000 into JV I for the equity interest. The $10,000 owed by the Company is included in Due to related parties on the consolidated balance sheet as of December 31, 2020. During the year ending December 31, 2021, the company acquired additional interests from existing JV II investors by paying $40,000 for 7.7652%, bringing its total equity interest in JV III to 9.7052%. As manager of JV III, the Company will receive a monthly management fee of $3,000, and 50% of net profits of JV III above the monthly minimum of $16,500. In the event of the sale of a website that JV III manages, the Company will receive 50% of the excess of the sales price above the price paid for the site.

Onfolio Groupbuild 1 LLC (“Groupbuild”) was formed on April 22, 2020 under the laws of Delaware. The Company, as manager, is entitled to 20% of the profits of Groupbuild, and an annual management fee of $15,000. The Company was assigned a 20% interest in Groupbuild by the Company’s CEO on August 1, 2020.

F-22

Equity Method Investments

Onfolio JV IV, LLC (“JV IV”) was formed on January 3, 2020 under the laws of Delaware. The Company holds an equity interest of 35.8% in JV IV, and is the manager of JV IV. The Company acquired this interest on August 1, 2020 for $290,000 through issuance of a Note payable to the joint venture. The Company paid $60,000 and $15,000 during the years ended December 31, 2021 and 2020 and owes a total of $215,000 as of December 31, 2021. The manager of JV IV can be removed by a majority vote of the equity holders of JV IV.

The balance sheet of JV IV at December 31, 2021 included total assets of $1,105,326, including $215,000 related to the amount owed by the Company for its investment, total liabilities of

$245,000. Additionally, the income statement for JV IV for the years ended December 31, 2021 included the following:

	For the Year ended December 31,	For the Year ended December 31,
	2021	2020
Revenue	$153,742	$497,605
Net Income	$143,405	$751,290

The Company recognized equity method income of $50,684 and $27,556 during the years ended December 31, 2021 and 2020, and received dividends from JV IV of $63,798 and $25,060, which were accounted for as returns on investment.

NOTE 5 – INTANGIBLE ASSETS

During the year ended December 31, 2019, the Company’s CEO contributed multiple domains and related assets to Onfolio LLC as a capital contribution. These assets were acquired by the CEO for a total of $260,937 and were recognized by Onfolio LLC as intangible assets at the value paid by the CEO. The intangible assets are indefinite lived assets, which are reviewed at least annually for impairment. Upon the acquisition of Onfolio LLC by the Company in July 2020, the assets were accounted for as a combination of entities under common control at carryover basis under ASC 805 on the Company’s consolidated balance sheet.

During the year ended December 31, 2020, the Company acquired domain names from a third party for a total purchase price of $297,323, recognized an as indefinite lived intangible asset. The Company paid $200,000 in cash at closing, an owes $17,323 to the third party as of December 31, 2021, included in acquisition notes payable on the consolidated balance sheet. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

During the year ended December 31, 2020, the Company acquired domain names from a third party through the Company’s Vital Reaction LLC subsidiary that was formed on December 2, 2020, for a total purchase price of $120,000. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was comprised of the domain names and related intellectual property to operate those domains. The consideration paid was allocated to the assets acquired based on their estimated fair values, with $121,000 recognized as an intangible asset for the domain name. The Company paid $11,000 cash at closing of this transaction and as of December 31, 2021 the Company owed $17,323 to the seller, included in acquisition notes payable on the consolidated balance sheet.

On January 6, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $700,000, which was paid in cash through March 1, 2021 and recognized an as indefinite lived intangible asset. The Company also paid $42,000 as a finder’s fee. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

On April 13, 2021, the Company sold one its domain sites and related intellectual property for a purchase price of $75,000, with no gain or loss on the disposal.

On August 25, 2021, the Company acquired an additional domain name and related intellectual property for a purchase price of $84,000, recognized an as indefinite lived intangible asset. Management evaluated the transaction under ASC 805 and determined it was an asset acquisition, as substantially all of the fair value of assets acquired was concentrated in a group of similar assets, being the domain names and related intellectual property to operate those domains.

F-23

NOTE 6 – STOCKHOLDERS’ DEFICIT

Preferred stock

The Company’s authorized preferred stock consists of 5,000,000 shares of preferred stock, with a par value of $0.001 per share. On November 20, 2020, the Company designated 1,000,000 shares of Series A Preferred Stock (“Series A”). The Series A has a liquidation preference to all other securities, a liquidation value of $25 per share, receives cumulative dividends payable in cash of 12% per year, payable monthly. The Series A does not have voting rights, except that the Company may not: 1) create any additional class or series of stock, nor any security convertible into stock of the Company; 2) modify the Series A designation; 3) initiate and dividend outside of without approval of at least two-thirds of the holders of the Series A. The Company has the right, but not obligation to redeem the Series A beginning January 1, 2026, at the liquidation value per share plus any unpaid dividends.

During the year ended December 31, 2021, the company issued 56,800 Series A Preferred Stock in exchange for $1,415,000 of cash proceeds.

During the year ended December 31, 2021, the company recognized $106,825 in dividends to the Series A shareholders, and made cash dividend payments of $105,327. As of December 31, 2021, the company has remaining unpaid dividends of $1,498.

As of December 31, 2021, there were 56,800 Series A preferred shares outstanding.

Common stock

Company’s authorized common stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre- emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.

During the year ended December 31, 2021, the Company sold a total of 338,100 shares of common stock in exchange for cash proceeds of $2,010,000.

In July 2020, the Company granted 745,500 shares of common stock to the CEO as founders shares, valued at $3,550.

On July 22, 2020, the Company issued 420,000 shares of common stock to Dominic Wells, the Company’s CEO in exchange for 100% of the membership interest of Onfolio LLC, an entity he controlled. The transaction was accounted for as a common control transaction in accordance with ASC 805, with the assets and liabilities of Onfolio LLC being recognized at their carry-over basis.

On August 1, 2020, the Company issued a total of 490,000 shares of common stock to employees and advisors for services rendered. The shares vest in monthly installments over a three-year period. The fair value of  the common stock was estimated based on recent cash sales price of $4.76 per share. The Company recognized stock-based compensation expense of $766,656 and $352,776 related to the vesting of the share awards though December 31, 2021 and 2020. As of December 31, 2021, the Company expects to recognize an additional $1,213,904 through the end of the requisite service period for these awards, assuming all shares vest. The requisite service period for these awards is the same as the vesting period for each award. As of December 31, 2020, the awards had a remaining service period of approximately 1.5 years.

F-24

On August 1, 2020, the Company issued a total of 189,000 shares of common stock to employees and advisors for services rendered which vest immediately. The fair value of the common stock was estimated based on recent cash sales price of $1 per share. The Company recognized stock-based compensation expense of $900,000.

During the year ended December 31, 2020, the Company sold a total of 171,045 shares of common stock in exchange for cash proceeds of $814,500.

Stock Options

During the year ended December 31, 2021, the Company awarded 2,100 common stock options to an employee, of which 157 vested immediately, and 157 per month thereafter until fully vested. The fair value of the stock options was estimate using a Black-Scholes option pricing model and the following assumptions: 1) dividend yield of 0%; 2) risk-free rate of 0.49%; 3) volatility of 127.6% based on a group of peer group companies; and an expected term of three years. A summary of stock option information is as follows:

	Outstanding Awards	Weighted Average Grant Date Fair Value	Weighted Average Exercise price
Outstanding at December 31, 2020	-	$-	$-
Granted	2,100	4.36	5.95
Exercised	-	-	-
Forfeited and cancelled	-	-	-
Outstanding at December 31, 2021	2,100	$4.36	$5.95
Exercisable at December 31, 2021	315	$4.36	$5.95

The weighted average remaining contractual life is approximately 2.75 years for stock options outstanding with no intrinsic value of as of December 31, 2021. The Company recognized stock-based compensation of $1,375. The Company expects to recognize an additional $7,788 of compensation cost related to options that are expected to vest.

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, the Company pays expenses directly on behalf of the Joint Ventures that it manages and receives funds on behalf of the joint ventures. As of December 31, 2021 the balances due from related parties were $50,894 included in current liabilities, and $155,000 included in long term liabilities related to the Company’s capital contribution for its equity interest in JV IV, and $60,000 included in the current portion of due to joint ventures balance.

From time to time, the Company’s CEO paid expenses on behalf of the Company, and the Company funded certain expenses to the CEO. Additionally, the Company received its investments in JV I, JV II and JV III from the CEO. As of December 31, 2021, the Company was owed $51,095 by the entities controlled by the Company’s CEO, and the Company owed the CEO $480 and $40,123 as of December 31, 2021 and 2020, respectively.

NOTE 8 – NOTES PAYABLE

On March 15, 2021, the Company entered into a short term financing agreement with a payment services provider for total principal of $54,240 and received cash proceeds of $48,000. The Company will pay 17% of its daily sales through the service provider until the total principal is repaid. As of December 31, 2021 the balance had been repaid in full.

On September 16, 2021, the Company entered into a short term financing agreement with a payment services provider for total principal of $66,600 and received cash proceeds of $60,000. The Company will pay 17% of its daily sales through the service provider until the total principal is repaid. As of December 31, 2021 the company owed $28,513.

F-25

NOTE 9 - INCOME TAXES

The Company is subject to United States federal income taxes at an approximate rate of 21%. The components of the income tax provision on the consolidated statements of operations is as follows:

	Year Ended December 31,	Year Ended December 31,
	2021	2020
Current tax expense	$-	$28,292
Deferred tax expense (benefit)	(1,314)	1,314
Provision for income taxes, total	$(1,314)	$29,606

The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Income tax benefit computed at the statutory rate	$(399,307)	$(65,947)
Permanent differences	238,021	95,050
Net operating loss carryforwards	161,286	-
Temporary differences	-	(1,314)
penalties and interest	-	502
Provision for income taxes, current	$-	$28,292

Temporary differences	(1,314)	1,314
Deferred tax provision (benefit)	$(1,314)	$-
Significant components of the Company’s deferred tax liability after applying enacted corporate income tax rates are as follows:
	As of December 31, 2021	As of December 31, 2020
Deferred income tax liability
Temporary differences	$-	$1,314
Net deferred income liability	$-	$1,314

The Company has no operating loss carry forwards.

F-26

NOTE 10 – SUBSEQUENT EVENTS

Management has evaluated events through April 7, 2022, the date these financial statements were available for issuance, and determined there were no events requiring disclosures, except as noted below.

Subsequent to December 31, 2021, the Company awarded a total of 49,560 options with an exercise price of $5.95 per share, and an exercise term of three years. The Company estimated fair value of these options to be $4.40 per share using a Black-Scholes option pricing model, and the expense associated with the options will be recognized over the requite service period of 20 months. The Company also awarded an additional 23,100 options with an exercise price of $14.29 per share and an exercise term of three years. The Company estimated fair value of these options to be $3.63 per share using a Black-Scholes option pricing model, and the expense associated with the options will be recognized over the requite service periods of between 24 and 30 months.

The Company also awarded a total of 1,400 shares of common stock to the Company’s four independent members of the Board of Directors, with a fair value of $8,335 based on the most recent price of common stock sold for cash. The shares vest immediately, and the Company agreed to issue $5,000 worth of shares per director each quarter.

On March 28, 2022, the Company sold 4,000 shares of Series A Preferred Stock at $25 per share for cash proceeds of $100,000. These shares have the same terms as the Series A Preferred Stock disclosed above.

Effective August 11, 2022, the Company amended its certificate of incorporation to effect a 1-for-4.7619 reverse stock split of its common stock. All share and per share amounts within this prospectus have been recast to reflect the reverse stock split.

F-27

Onfolio Holdings Inc.

2,753,750 Units

Each Consisting of One Share of Common Stock and Two Warrants to Purchase One Share of Common Stock Each

___________________

PROSPECTUS

___________________

EF Hutton, division of Benchmark Investments, LLC

Until September 23, 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

August 29, 2022

93